Exhibit 2.2

+
AGREEMENT AND PLAN OF MERGER
by and among
PFIZER INC.,
BULLDOG (BVI) LTD. and
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.,
Dated as of May 9, 2022

Table of Contents
i

Annexes
Annex I     Definitions
Annex II    Articles of Merger
Annex III    Plan of Merger
Annex IV    Promissory Note

AGREEMENT AND PLAN OF MERGER
PREAMBLE
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 9, 2022, is by and among Pfizer Inc., a Delaware corporation (“Parent”), Bulldog (BVI) Ltd., a British Virgin Islands business company limited by shares with BVI company number 2097955 formed under the laws of the territory of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Biohaven Pharmaceutical Holding Company Ltd., a British Virgin Islands business company limited by shares with BVI company number 1792178 formed under the laws of the territory of the British Virgin Islands (the “Company”).
RECITALS
WHEREAS, each of the board of directors of Parent, Merger Sub and the Company has approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company being the surviving company (the “Merger”) in accordance with the BVI Business Companies Act, 2004 of the British Virgin Islands, as amended (the “BVI Act”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that the Merger and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s shareholders; (ii) approved and declared it advisable to enter into this Agreement, the Plan of Merger, the Articles of Merger and the Spin-Off Agreements; (iii) directed that the adoption of this Agreement, the Plan of Merger and the Separation and Distribution Agreement be submitted to a vote of the Company’s shareholders at the Shareholders Meeting (as defined below); and (iv) subject to the terms and conditions of this Agreement, the Plan of Merger and the Articles of Merger resolved to recommend that the Company’s shareholders approve the adoption of this Agreement, the Plan of Merger and the Separation and Distribution Agreement and approve the Merger and the Spin-Off on the terms and subject to the conditions set forth herein and in the Separation and Distribution Agreement (the “Company Board Recommendation”);
WHEREAS, it is a condition to the Merger that, immediately prior to the Effective Time, the Company will, in one or a series of transactions, including by operation of applicable Law, (i) assign, and cause SpinCo to assume, certain of the operating assets and liabilities of the Company; and (ii) distribute all outstanding equity interests of SpinCo to the Company’s shareholders as of the record date pro rata (the “Spin-Off”), in each case in accordance with the Spin-Off Agreements (each as defined herein);
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and SpinCo are executing and delivering the Separation and Distribution Agreement;
WHEREAS, the boards of directors of Parent and Merger Sub have approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1 - THE MERGER
1.1.The Merger. On the terms and subject to the conditions of this Agreement, the Company and Merger Sub will consummate the Merger in accordance with the BVI Act, such that, at the Effective Time, (i) Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will thereupon cease, (ii) the Company will be the successor or surviving company in the Merger and will continue to be governed by the Laws of the British Virgin Islands, (iii) the corporate existence of the Company with all its rights, privileges, immunities, powers, objects and purposes will continue and (iv) the Company will automatically assume all the rights and obligations of Merger Sub; provided, that in the event the Closing has not occurred on or prior to December 30, 2022, Parent may elect in its sole discretion to consummate the Merger in accordance with Section 1.1 of the Company Disclosure Letter (and otherwise in accordance with the steps plan attached as Schedule H to the Separation and Distribution Agreement) rather than in accordance with the provisions of this Section 1.1 and the parties hereto will cooperate and use reasonable best efforts to amend necessary documentation, obtain consents and otherwise to further consummation of the Merger in accordance with the step plan set forth on Section 1.1 of the Company Disclosure Letter. The company surviving the Merger is sometimes referred to pursuant to the BVI Act as the “Surviving Company.” The Merger will have the effects set forth in the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers, objects and purposes of the Company and Merger Sub will be vested in the Surviving Company, and all claims, debts, liabilities and obligations of the Company and Merger Sub will be the claims, debts, liabilities and obligations of the Surviving Company.
1.2.Effective Time. On the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated by (i) executing and filing the Articles of Merger containing: (x) the Plan of Merger approved by the directors and shareholders of the Company and approved by the directors and shareholder(s) of Merger Sub, with the Registrar of Corporate Affairs of the British Virgin Islands (the “BVI Registrar”), and (ii) make any and all other filings or recordings required under the BVI Act in connection with the Merger (including the filing by Merger Sub’s registered agent of a letter confirming it has no objections to the Merger). The Merger will become effective at such time as the Articles of Merger are duly registered by the BVI Registrar, or at such other date or time as the parties hereto will agree in writing (subject to the requirements of the BVI Act) and will specify in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).
1.3.The Closing. On the terms and subject to the conditions of this Agreement and in accordance with the BVI Act, the closing of the Merger (the “Closing”) will occur at 9:00 a.m. (New York time) on the second (2nd) business day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in SECTION 7 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing) (the date on which the Closing occurs, the “Closing Date”), by electronic exchange of deliverables, unless another date, time or place is agreed to in writing by the parties hereto.
1.4.Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Company, and the officers of the Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Company, in each case, until their respective successors have been duly elected, designated or qualified, or until their earlier death, disqualification, resignation or removal in accordance with the Surviving Company’s M&A.
1.5.Subsequent Actions. At and after the Effective Time, the Merger will have the effects set forth in the BVI Act. If at any time after the Effective Time the Surviving Company determines, in its sole discretion, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right and title to, or interest in, any of the rights, properties or assets of either the Company or Merger Sub held or to be held by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right and title to, or interest in, such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement. From and after the Effective Time, the Surviving Company will succeed to all the rights, privileges, immunities, powers, objects and purposes and be subject to all of the claims, debts, liabilities and obligations of the Company and Merger Sub, all as provided under this Agreement, the Articles of Merger and the applicable provisions of the BVI Act.
1.6.Registered Agent. On or prior to the Closing Date, the Company will deliver to Parent evidence reasonably satisfactory to Parent that the registered agent of the Company will recognize the authority of the board of directors of the Company validly appointed in accordance with Section 1.4 and any authorized representatives acting on behalf of the board of directors so appointed to give instructions in relation to the Surviving Company with effect from the Effective Time, including for the purposes of updating the corporate records of the Company to reflect the Merger and the changes to the board of directors contemplated by Section 1.4.
SECTION 2 - CONVERSION OF SECURITIES
2.1.Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common shares of the Company, no par value per share (the “Common Shares”), or any ordinary shares of Merger Sub, no par value per share (“Merger Sub Common Shares”):
(a)Merger Sub Common Shares. Each issued and outstanding Merger Sub Common Share will be converted into and become one (1) fully paid and nonassessable common share of the Surviving Company and such fully paid and non-assessable common share(s) will constitute the entire issued and outstanding share(s) of the Surviving Company.
(b)Cancellation of Treasury Shares and Parent-Owned Shares. All Common Shares that are owned by the Company as treasury shares and any Common Shares owned by Parent or Merger Sub will automatically be cancelled and extinguished and will cease to exist, and no consideration will be payable in exchange therefor.
(c)Conversion of Common Shares. Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive an amount in cash equal to $148.50 (the “Merger Consideration”). From and after the Effective Time, all such Common Shares will no longer be outstanding and will automatically be cancelled and extinguished and will cease to exist, and each holder of a certificate share (a “Certificate”) or book-entry share (a “Book-Entry Share”) (as applicable) representing any such Common Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or transfer of such Book-Entry Share (as applicable) in accordance with Section 2.2.
2.2.Exchange of Certificates.
(a)Paying Agent. Parent will designate Computershare Trust Company, N.A. or another bank or trust company that is reasonably acceptable to the Company to act as agent for the holders of the Common Shares in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of the Common Shares will become entitled in accordance with Section 2.1(c). Parent will deposit or cause to be deposited with the Paying Agent on a timely basis, promptly after the Effective Time (and no later than the same day as the Effective Time occurs to the extent that the Effective Time is before 1:00 p.m. (New York time), or else, the next business day) and as and when needed after the Effective Time, cash necessary to pay for the Common Shares converted in the Merger into the right to receive the Merger Consideration (the “Exchange Fund”). If the Exchange Fund is inadequate to pay the amounts to which holders of the Common Shares are entitled in accordance with Section 2.1(c), Parent will promptly deposit, or cause the Surviving Company promptly to deposit, additional cash with the Paying Agent sufficient to make all payments of Merger Consideration, and Parent and the Surviving Company will in any event be liable for payment thereof. The Paying Agent may invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments will be paid to Parent.
(b)Exchange Procedures. Promptly after the Effective Time (but in no event later than five (5) business days thereafter), the Paying Agent will mail to each holder of record of a Certificate, which immediately prior to the Effective Time represented outstanding Common Shares, whose shares were converted in accordance with Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed and such other documents as may be reasonably requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration (such payments to be net of applicable Taxes withheld in accordance with Section 2.5) for each Common Share formerly represented by such Certificate, and the Certificate so surrendered will forthwith be cancelled. Until surrendered as contemplated by this Section 2.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon, and will not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Company. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this SECTION 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the Merger Consideration will upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent will cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such Common Share, and the Book-Entry Shares of such holder will forthwith be cancelled.
(c)Certain Transfer Taxes. If any payment in accordance with the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition of payment that (i) the Certificate or Book-Entry Shares surrendered will be properly endorsed or will be otherwise in proper form for transfer and (ii) the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. None of Parent, Merger Sub and the Surviving Company will have any liability for the transfer Taxes and other similar Taxes described in this Section 2.2(c) under any circumstances.
(d)Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the register of members of the Company will be closed and, thereafter no further registration of transfers of Common Shares will be made on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company, then they will be cancelled and exchanged as provided in this SECTION 2.
(e)Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Company will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest thereon. Nonetheless, none of Parent, the Surviving Company nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority will become, to the extent permitted by applicable Law, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f)Lost Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
2.3.Dissenting Shares.
(a)Notwithstanding anything in this Agreement to the contrary, and to the extent available under the BVI Act, if a holder of Shares properly demands in writing, and does not withdraw or lose its dissenters’ rights for such Shares in accordance with Section 179 of the BVI Act (the “Dissenting Shares”) and otherwise complies with all provisions of the BVI Act relevant to the exercise and perfection of dissenters’ rights, (i) if such demand occurs before the Effective Time, the Dissenting Shares will automatically convert at the Effective Time into a right to receive an amount for such Dissenting Shares calculated in accordance with Section 179 of the BVI Act (the “Dissenter Consideration”), and (ii) if such demand occurs at or after the Effective Time, any right to receive the Merger Consideration in respect of such Dissenting Shares will immediately and automatically convert into the right to receive the Dissenter Consideration. For the avoidance of doubt, from and after the Effective Time, the Dissenting Shares will automatically be cancelled and will cease to exist or be outstanding and each shareholder who has properly exercised such dissenters’ rights will cease to be a member of the Company (and will not be a member of the Surviving Company) and will not have any rights of a shareholder of the Company or the Surviving Company with respect to the Dissenting Shares (including any right to receive such holder’s portion of the Merger Consideration), except the right to receive payment of the fair value of the Dissenting Shares held by such holder as determined in accordance with Section 179 of the BVI Act, unless, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses his, her or its right to dissent, in which case the Dissenting Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or Book-Entry Shares, in accordance with Section 2.2.
(b)The Company will give Parent (i) prompt written notice of any objection, notice of dissent or written demands to exercise dissent rights under Section 179 of the BVI Act (including copies of such objections, notices or demands), attempted withdrawals of such objections, notices or demands and any other communications received by the Company relating to rights of dissent and (ii) the opportunity to participate in all negotiations and Proceedings with respect to any dissent rights. Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for dissent or settle or offer to settle any such demands for dissent.
2.4.Company Incentive Plans.
(a)As of the Effective Time, each option to purchase Common Shares (each, a “Company Option”) granted by the Company under each of the Company’s 2017 Incentive Plan and Prior Share Plans (collectively, the “Company Share Plans”) that is outstanding as of immediately prior to the Effective Time (after giving effect to the Spin-Off and the provisions of the Separation and Distribution Agreement), whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company Option or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company Option described in the immediately preceding sentence, Parent will cause the Surviving Company, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay, to the holder of such Company Option (which, for employees of the Company or any of its Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Company), an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, multiplied by (ii) the number of Common Shares then subject to such Company Option (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). For the avoidance of doubt, no consideration will be paid with respect to any Company Option that has a per-share exercise price that is greater than, or equal to, the Merger Consideration. As of the Effective Time, after giving effect to the Spin-Off, no Person will retain any rights with respect to any previously outstanding Company Options other than the rights of a holder to receive the payment contemplated by this Section 2.4(a) or under the Separation and Distribution Agreement, as applicable.
(b)As of the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time (after giving effect to the Spin-Off and the provisions of the Separation and Distribution Agreement), whether or not then vested, will be cancelled and will immediately cease to be outstanding, without any payment with respect to such Company RSU or cancellation thereof except as provided in the following sentence. In full satisfaction of the cancellation of each Company RSU described in the immediately preceding sentence, Parent will cause the Surviving Company, as soon as reasonably practicable following the Effective Time (and no later than the second payroll date after the Effective Time), to pay to the holder of such Company RSU (which, for employees of the Company or any of its Subsidiaries, shall be in accordance with the general payroll practices of the Surviving Company), an amount in cash in respect thereof equal to the product of (i) the Merger Consideration, multiplied by (ii) the number of Common Shares then subject to such Company RSU, with any performance conditions applicable to Company PRSUs deemed achieved at 100% (such payment, if any, to be net of applicable Taxes withheld in accordance with Section 2.5 and without interest). As of the Effective Time, after giving effect to the Spin-Off, no Person will retain any rights with respect to any previously outstanding Company RSUs other than the rights of a holder to receive the payment contemplated by this Section 2.4(b) or under the Separation and Distribution Agreement, as applicable.
(c)As of the Effective Time, the Company Share Plans will terminate and all rights under any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the shares of the Company or any Company Subsidiary will be cancelled. The Company will take, or cause to be taken, all actions necessary to effectuate this Section 2.4, including sending any requisite notices, obtaining any necessary resolutions of the Company Board of Directors or a committee thereof, and obtaining all consents necessary to cash out and cancel, as described in Section 2.4(a) and Section 2.4(b), all Company Options and Company RSUs so as to ensure that, after the Effective Time, no Person will have any rights under the Company Share Plans other than rights to receive the payments contemplated by Sections 2.4(a) or 2.4(b) or under the Separation and Distribution Agreement, as applicable. The Company and Parent each will provide the other with copies of all such notices, resolutions and other materials in connection with their respective obligations prior to Closing for its reasonable review and comment prior to distribution.
(d)As soon as practicable after the date hereof, the Company Board of Directors (or, if appropriate, the committee administering the Company’s 2017 Employee Share Purchase Plan (the “Company ESPP”)) will pass such resolutions and take all actions with respect to the Company ESPP that are necessary to provide that (i) no new offering or new purchase period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on date of this Agreement; and (iii) each purchase right issued pursuant to the Company ESPP will be fully exercised not later than the earlier of (A) the last day of the applicable purchase period or (B) ten (10) business days prior to the Effective Time, and, immediately following such purchases, contingent upon the consummation of the Merger, the Company ESPP will terminate.
2.5.Withholding. Each of Parent, Merger Sub and the Surviving Company will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable in accordance with this Agreement or any ancillary agreement such amounts as are required to be deducted or withheld therefrom in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or non-U.S. Tax Law; provided, however, that, other than with respect to compensatory amounts or backup withholding under Section 3406 of the Code, the party required to make such deduction or withholding shall use commercially reasonable efforts to provide each other party that is subject to such deduction or withholding with a written notice of its intention to deduct or withhold and each of the applicable parties hereto shall reasonably cooperate to minimize or eliminate any such Taxes. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement and any other agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding anything to the contrary in this Agreement, any amounts subject to compensatory withholding and payable pursuant to or as contemplated by this Agreement will be remitted by the applicable payer to the Company for payment through the Company’s or a Company Subsidiary’s payroll procedures in accordance with applicable Law.
SECTION 3- REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in the particular section or subsection of the Company Disclosure Letter referenced therein (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also will apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of the disclosure) or (b) other than with respect to Sections 3.1, 3.2, 3.3, 3.4 (except to the extent a Company Material Contract was filed as an exhibit to any of the Company SEC Documents) and 3.5, as disclosed in the Company SEC Documents filed or furnished with the Securities and Exchange Commission (the “SEC”) by the Company at least one (1) business day prior to the date of this Agreement or in the Company’s draft Quarterly Report on Form 10-Q for the fiscal quarter ended on March 31, 2022 provided to Parent on May 8, 2022 (but, in each case, excluding any disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other precautionary or other forward-looking statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1.Organization; Qualification. The Company and each Company Subsidiary (i) is a legal entity duly incorporated, registered, organized and validly existing, (ii) in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and (iii) has the requisite power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently owned, leased and operated. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or local equivalent) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing (or local equivalent) has not had, individually or in the aggregate, a Company Material Adverse Effect. True and correct copies of the M&A have been made available to Parent and are in full force and effect and the Company is not in violation of any of the provisions thereof. The organizational or governing documents of each of the Company Subsidiaries are in full force and effect, and none of the Company Subsidiaries is in material violation of any of the respective provisions thereof.
3.2.Capitalization; Subsidiaries.
(a)As of the close of business on May 6, 2022 (the “Capitalization Date”), the Company was authorized to issue a maximum of (i) 200,000,000 Common Shares, 71,043,181 of which were issued and outstanding and none of which were held by the Company as treasury shares, (ii) 3,992 shares of series A preferred shares, no par value (“Series A Preferred Shares”), 1,715 of which were issued and outstanding, and (iii) 3,992 shares of series B preferred shares, no par value (“Series B Preferred Shares”), 1,697 of which were issued and outstanding, and (iv) 9,992,016 shares of unclassified preferred shares of the Company, no par value per share (“Unclassified Preferred Shares” and, together with the Series A Preferred Shares and the Series B Preferred Shares, the “Company Preferred Shares”), no shares of which were issued and outstanding. There are no other classes of shares of the Company and no bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of any class of shares of the Company may vote authorized, issued or outstanding. As of the close of business on the Capitalization Date, there were (A) outstanding Company Options to purchase 8,379,746 Common Shares, (B) 2,032,586 outstanding Company RSUs, including 40,000 outstanding Company PRSUs (assuming target performance) and 25,500 Company RSUs that have been deferred under the Company’s 2022 deferral election agreements, (C) rights to purchase a maximum of 2,657,085 Common Shares pursuant to the Company ESPP were outstanding (determined based on the fair market value of a Common Share on the first day of the current offering period) and (D) 1,711,774 Common Shares reserved for future issuance under the Company Share Plans. Since the close of business on the Capitalization Date, and except as disclosed on Section 3.2(a) of the Company Disclosure Letter, there has been no issuance or grant of any Common Shares, Company Preferred Shares or any other securities of the Company, other than any de minimis issuances of Common Shares or other securities in accordance with the exercise, vesting or settlement, as applicable, of any Company Share Plan Awards outstanding as of the close of business on the Capitalization Date in accordance with the Company Share Plan Awards and disclosed on Section 3.2(a) of the Company Disclosure Letter.
(b)Section 3.2(b) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, each outstanding Company Share Plan Award and, to the extent applicable, (i) the name (or employee identification number) and country of residence (if outside the U.S.) of the holder thereof, (ii) the number of Common Shares issuable thereunder, (iii) the exercise price or strike price (if any) relating thereto, (iv) the grant date, (v) the amount vested (or exercisable) and outstanding and the amount unvested (or not exercisable) and outstanding and (vi) the Company Share Plan in accordance with which the award was made. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Option Grant Date”) by all necessary corporate action. No Company Option has been granted with a per share exercise price less than the fair market value of a Common Share on the applicable Company Option Grant Date, and the Company has not granted any Company Options that are subject to Section 409A of the

Code. Each grant of a Company Share Plan Award or right to purchase Common Shares under the Company ESPP was made in accordance with, to the extent applicable, (A) the applicable Company Share Plan or Company ESPP, (B) all applicable securities Laws and any applicable listing and governance rules and regulations of the NYSE, (C) the Code and (D) all other applicable Laws. The Company has the requisite power and authority, in accordance with the applicable Company Share Plan, the applicable award agreements and any other applicable contract, to take the actions contemplated by Section 2.4 and the treatment of Company Share Plan Awards as described in Section 2.4, as of the Effective Time will be binding on the holders of Company Share Plan Awards. All of the outstanding Shares have been issued pursuant to an effective registration statement filed in accordance with the federal securities Laws or an appropriate exemption therefrom.
(c)All of the issued and outstanding Shares have been, and all of the Common Shares that may be issued in accordance with any of the Company Share Plan Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, non-assessable and free of preemptive rights. The Company has made available to Parent correct and complete copies of each Company Share Plan and the forms of stock option, restricted stock and restricted stock unit agreements evidencing the Company Share Plan Awards, and with respect to the foregoing forms, other than differences with respect to the number of Common Shares covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option, restricted stock or restricted stock unit agreement contains terms that are not consistent with, or in addition to, such forms.
(d)As of the date of this Agreement, other than the Company Share Plan Awards and rights to purchase Common Shares under the Company ESPP, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any Company Subsidiary to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of, or other securities of, the Company or any RemainCo Subsidiary or securities convertible into or exchangeable for such shares or other securities, or obligating the Company or any RemainCo Subsidiary to grant, extend or enter into such options, warrants, calls, preemptive rights, subscriptions or other securities or rights, stock appreciation rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (ii) outstanding obligations of the Company or any RemainCo Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any RemainCo Subsidiary, or any securities representing the right to purchase or otherwise receive any other securities of the Company or any RemainCo Subsidiary, (iii) agreements with any Person to which the Company or any Company Subsidiary is bound by anything (A) restricting the transfer of the securities of the Company or any RemainCo Subsidiary or (B) affecting the voting rights of securities of the Company or any RemainCo Subsidiary (including shareholder agreements, voting trusts or similar agreements) or (iv) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by the Company or any RemainCo Subsidiary, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any RemainCo Subsidiary is bound, in each case, in accordance with which any Person is entitled to receive any payment from the Company or any Company Subsidiary based in whole or in part on the value of any securities of the Company or any RemainCo Subsidiary. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.
(e)Each Company Subsidiary existing on the date of this Agreement is listed on Section 3.2(e) of the Company Disclosure Letter. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests in each such Subsidiary, free and clear of all Liens (other than any transfer restrictions imposed by applicable securities Laws), and all company, partnership, corporate or similar (as applicable) ownership, voting or similar securities or interests of each of the Company Subsidiaries are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. The Company has made available to Parent correct and complete copies of the currently effective corporate or other organizational documents for each Company Subsidiary, and such organizational or governing documents of each of the Company Subsidiaries are in full force and effect. Other than investments in cash equivalents (and ownership by the Company or any Company Subsidiary of securities of any other Company Subsidiary), neither the Company nor any Company Subsidiary (i) owns directly or indirectly any securities of any Person other than a Company Subsidiary or (ii) has any obligation or has made any commitment to acquire any securities of any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
(f)All dividends or distributions on any securities of the Company or any Company Subsidiary that have been declared or authorized have been paid in full.
3.3.Authority Relative to Agreement.
(a)The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Spin-Off Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement is in proper form under the laws of the British Virgin Islands for the enforcement thereof against the Company, and to ensure the legality, validity, enforceability or admissibility into evidence in the British Virgin Islands of this Agreement. The execution, delivery and performance of this Agreement and the Spin-Off Agreements by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Spin-Off Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, other than the approval of the holders of a majority of the outstanding Common Shares and Series A Preferred Shares entitled to vote on such matters at the Shareholders Meeting and who are present at the Shareholders Meeting, in person or by proxy (the “Company Requisite Vote”). This Agreement and the Spin-Off Agreements have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement and the Spin-Off Agreements by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(b)The Company Board of Directors has, by resolutions unanimously adopted by the Company Board of Directors: (i) determined that the Merger and the transactions contemplated hereby, including the Spin-Off, are advisable, fair to and in the best interests of the Company and the Company’s shareholders; (ii) approved and declared it advisable to enter into this Agreement, the Plan of Merger, the Articles of Merger and the Spin-Off Agreements; (iii) directed that the adoption of this Agreement, the Plan of Merger and the Separation and Distribution Agreement be submitted to a vote of the Company’s shareholders at the Shareholders Meeting; and (iv) subject to the terms and conditions of this Agreement, resolved to make the Company Board Recommendation. As of the date of this Agreement, the Company Board Recommendation has not been amended, rescinded or modified.
3.4.No Conflict; Required Filings and Consents.
(a)Neither the execution and delivery of this Agreement or the Spin-Off Agreements by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with this Agreement or the Spin-Off Agreements, will (i) violate any provision of the M&A or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming compliance with and that the Consents, registrations, declarations, filings and notices referenced in Section 3.4(b) have been obtained or made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which the Company or any Company Subsidiary is a party (other than a Benefit Plan) or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any Company Subsidiary, other than, in the case of clauses (ii) and (iii) above, that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)No consent, approval, license, permit, waiver, Order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the Spin-Off Agreements or the consummation of the transactions contemplated hereby or thereby, other than

(i) applicable requirements of and filings with the SEC in accordance with the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) or the Securities Act, (ii) the registration of the Articles of Merger by the BVI Registrar, (iii) compliance with applicable rules and regulations of the NYSE, (iv) as may be required pursuant to Antitrust Laws and (v) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made has not had, and will not have, individually or in the aggregate, a Company Material Adverse Effect.
3.5.Company SEC Documents; Financial Statements.
(a)Since January 1, 2020, the Company has timely filed with, or furnished to, the SEC all registration statements, forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed or furnished pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (the “Company SEC Documents”). Correct and complete copies of all Company SEC Documents are publicly available on EDGAR. To the extent that any Company SEC Document filed (including by incorporation by reference) after January 1, 2020 available on EDGAR contains redactions in accordance with a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of its filing or furnishing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each Company SEC Document has complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of its filing date or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, was filed in accordance with the Securities Act, and, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, no amendments or modifications to the Company SEC Documents are required to be filed with, or furnished to, the SEC. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted in accordance with Form 10-Q, 8-K or any successor form under the Exchange Act) and (iv) fairly present in all material respects the financial position, the shareholders’ equity, the results of operations and the cash flows of the Company and its consolidated Subsidiaries, as applicable, as of the times and for the periods referenced therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, will be material). No Company Subsidiary is required to file or furnish any form, report or other document with the SEC. Section 3.5(a) of the Company Disclosure Letter sets forth all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 promulgated under the Securities Act.
(b)Prior to the date of this Agreement, the Company has delivered or made available to Parent correct and complete copies of all comment letters from the SEC since January 1, 2020 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto to the extent such correspondence is not available on EDGAR. No comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents remain outstanding or unresolved, and, to the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review or investigation. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.
(c)The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance with respect to the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with GAAP, including policies that provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s independent auditors and the audit committee of the Company Board of Directors (and made available to Parent a summary of the important aspects of such disclosure, if any) (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, the Company has not identified any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(d)The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits in accordance with the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions with respect to required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required in accordance with the Exchange Act with respect to such reports.
(e)As of the date of this Agreement, no SEC Proceedings are pending or threatened in writing, in each case, with respect to any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director or executive officer of the Company or any Company Subsidiary. Since January 1, 2020, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted.
(f)Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to any applicable Company SEC Documents, and the statements contained in such certifications are correct and complete. “Principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to any current or former director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.
(g)Since January 1, 2020, neither the Company nor any Company Subsidiary has received any written or to the Knowledge of the Company, oral complaint, allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, or unlawful accounting or auditing matters with respect to the Company or any Company Subsidiary.
(h)Neither the Company nor any Company Subsidiary is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

3.6.Absence of Certain Changes or Events. Since January 1, 2022, through the date of this Agreement, (a) the respective businesses of the Company and each Company Subsidiary have been conducted in all material respects in the ordinary course of business consistent with past practice, other than (i) reasonable and good faith actions or omissions taken to comply with applicable Law or guidance by Governmental Authorities in connection with the COVID-19 pandemic and (ii) discussions and negotiations related to this Agreement, the Spin-Off Agreements or any other potential strategic transactions, (b) the Company has not had a Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that if taken without the consent of Parent after the date of this Agreement, would have constituted a breach of Section 5.1(b) (other than clauses (E), (F) or (N) thereof).
3.7.No Undisclosed Liabilities. Other than liabilities or obligations (a) as (and to the extent) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2021, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2022, (b) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), (c) incurred pursuant to the terms of this Agreement or the Spin-Off Agreements, (d) incurred in the ordinary course of business consistent with past practice since December 31, 2021 or (e) incurred in connection with the performance of Contracts as to which the Company or one of the Company Subsidiaries is a party (to the extent such liabilities or obligations do not arise out of a breach of or default under such Contract and such Contract has been filed with the SEC or made available for Parent's review in the Data Room at least one (1) day prior to the date hereof), neither the Company nor any Company Subsidiary has incurred any liability or obligation of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) in accordance with GAAP.
3.8.Litigation. As of the date of this Agreement, (a) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary, and (b) to the Knowledge of the Company, no Order is outstanding against, or involving, the Company or any Company Subsidiary or any asset or property of the Company or any Company Subsidiary that, in the case of each of clauses (a) and (b) above in this Section 3.8, (i) is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby. Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.
3.9.Product Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no design defect, nor any failure to warn, nor any breach of any guarantee, warranty, or indemnity with respect to any Company Products now or previously designed, tested, sold, manufactured, distributed or delivered by the Company or any Company Subsidiary. There are no claims or other Proceedings pending or, to the Knowledge of the Company, threatened, alleging that the Company or any Company Subsidiary has any liability (whether in negligence, breach of warranty, strict liability, failure to warn or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession, exposure to or use of any Company Products.
3.10.Permits; Compliance with Laws.
(a)(i) the Company and each Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, product listings, registrations, Orders and other authorizations, including any supplements and amendments thereto, necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties and assets in accordance with all Laws or to carry on their respective businesses in accordance with all Laws (the “Company Permits”) except where the failure to obtain or have any such Company Permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) all such Company Permits are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit and (iv) no modification, suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened. The consummation of the transactions contemplated hereby will not cause the revocation or cancellation of any Company Permit that is material to the Company and its Subsidiaries, taken as a whole.
(b)The Company and each Company Subsidiary are, and have been since January 1, 2020, in compliance with (i) all Laws and (ii) all Company Permits, except where any failure to be in such compliance (A) has not had, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations in accordance with this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated hereby.
(c)Since January 1, 2020, neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority or other Person asserting that the Company or any Company Subsidiary is, or is suspected of, alleged to be or under investigation for being, not in compliance in all material respects with any Laws or Company Permits.

3.11.Employee Benefit Plans.
(a)Section 3.11(a) of the Company Disclosure Letter contains a correct and complete list of each material Benefit Plan. “Benefit Plan” means (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plans”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), (iii) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); and (iv) each other benefit plan, policy, program, agreement or arrangement, including but not limited to any bonus, commission, deferred compensation, severance, separation, vacation, paid time off, retention, change in control, transaction, tax gross-up, employment, offer letter, individual independent contractor or consulting, pension, profit-sharing, retirement, insurance, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, incentive or equity compensation or other equity or equity-based compensation, deferred compensation, welfare-benefit, or fringe benefit plan, program, policy, agreement, arrangement or practice sponsored, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, for the benefit of any current or former employees, officers, directors, individual consultants or individual independent contractors of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or can reasonably be expected to have any liability, contingent or otherwise (in each case prior to giving effect to the Spin-Off). “RemainCo Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to or required to be contributed to, by the Company or any RemainCo Subsidiary or to which the Company or any RemainCo Subsidiary is a party, or under which the Company or any RemainCo Subsidiary has or can reasonably be expected to have any liability, contingent or otherwise, in each case after giving effect to the Spin-Off. With respect to each material Benefit Plan, the Company has delivered or made available to Parent and Merger Sub correct and complete copies of the plan document (including all amendments thereto) or a written description if such Benefit Plan is not otherwise in writing. With respect to each material RemainCo Benefit Plan, the Company has delivered or made available to Parent and Merger Sub correct and complete copies of, to the extent applicable, (A) the three (3) most recent annual reports on Form 5500 and all schedules thereto, (B) the most recent summary plan description and summary of material modifications, as well as all similar employee communications, (C) each current trust agreement, insurance Contract or policy, group annuity Contract and any other funding arrangement documents relating to such Benefit Plan, (D) the most recent actuarial report, financial statement or valuation report, (E) a current Internal Revenue Service opinion or favorable determination letter, (F) all material correspondence to or from any Governmental Authority relating to such Benefit Plan for the three (3) most recent plan years and (G) all discrimination tests for each Benefit Plan for the three (3) most recent plan years. “ERISA Affiliate” means each trade or business, whether or not incorporated, that is, or has at any relevant time been, under common control, a member of the same controlled group or treated as a “single employer,” with the Company or any Company Subsidiary within the meaning of Section 4001 of ERISA or Section 414 of the Code.
(b)Each Benefit Plan is and has at all times been maintained, operated and administered in accordance with its terms and in compliance in all material respects with Law,

including ERISA and the Code. Each Benefit Plan has been administered, maintained, and operated in all material respects in both documentary and operational compliance with Section 409A of the Code to the extent applicable.
(c)Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter or can rely on an opinion letter for a prototype plan from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation in accordance with Sections 401(a) and 501(a) of the Code, and, to the Knowledge of the Company, no condition exists that would be expected to adversely affect such qualification or result in material liability to the Company.
(d)None of the Benefit Plans is, and none of the Company, any Company Subsidiary or any ERISA Affiliate has, in the past six (6) years, sponsored, maintained, contributed to or had an obligation to contribute to or has had any liability, contingent or otherwise, with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA) or (iii) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA). There are no material unpaid contributions due with respect to any Benefit Plan that are required to have been made in accordance with such Benefit Plan, any related insurance Contract or any Law, or to the extent not yet due, such contributions have been properly accrued on the applicable balance sheet in accordance with the applicable Benefit Plan and Law. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under Title IV of ERISA to the Company, any Subsidiary or, following the Effective Time, the Surviving Company.
(e)Neither the Company nor any Company Subsidiary has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Benefit Plan that reasonably would be expected to subject the Company, any Company Subsidiary or the Surviving Company to any material Tax or material penalty.
(f)With respect to any Benefit Plan, there is no Proceeding pending or threatened in writing, with or by a current or former participant, employee, officer, director or other individual service provider of the Company, the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, other than routine claims for benefits, in each case, that would reasonably be expected to subject the Company, any Company Subsidiary or the Surviving Company to any material liability.
(g)Neither the Company nor any Subsidiary has any obligation to provide any post-termination health or welfare benefits (whether or not insured) to current or former employees, officers, directors or individual service providers, except as specifically required by Part 6 of Title I of ERISA for which the covered Person pays the full premium cost of coverage or under individual employment agreements listed on Section 3.11(a) of the Company Disclosure Letter.

(h)Neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby, either alone or in combination with any termination of employment or service (or other event or occurrence), could (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of Indebtedness with respect to any such Persons, (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary, (iii) require a contribution or funding by the Company or any Company Subsidiary to a Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Benefit Plan, (iv) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any RemainCo Benefit Plan following the Effective Time or (vi) result in the payment or provision of any amount that could individually or in combination with any other payment constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(i)No Person is entitled to any gross-up, make-whole, or other additional payment from the Company or any Company Subsidiary with respect to any Tax or interest or penalty related thereto, including in accordance with Sections 4999 or 409A of the Code.
(j)Each Non-U.S. Benefit Plan (i) if intended to qualify for special Tax treatment under applicable Law, satisfies all requirements to obtain such Tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law, and (iii) has been maintained in compliance in all respects with applicable Law, in each case, in all material respects. No Non-U.S. Benefit Plan is in the nature of a defined benefit pension plan.
3.12.Labor Matters.
(a)(i) No labor disruptions or organizing activities (including any strike, labor dispute, work slowdown, work stoppage, picketing or lockout) are pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, nor has any such disruption or activity occurred since January 1, 2020, (ii) neither the Company nor any Company Subsidiary is a party to, bound by (or otherwise subject to) or in the process of negotiating any labor, collective bargaining, works council or similar agreement (each, a “Labor Agreement”), (iii) none of the employees of the Company or any Company Subsidiary is represented by any labor union, works council, employee representative group or similar organization (each, a “Union”) with respect to his or her employment with the Company or any Company Subsidiary and (iv) no demand has been made or petition has been filed or Proceedings instituted by an employee or group of employees of the Company or any Company Subsidiary with any labor relations board or other Governmental Authority seeking recognition of any Union. No notice, consent or consultation obligations with respect to any employees of Company or any Company Subsidiary, or any Union, will be a condition precedent to, or triggered by, the execution of the Agreement or the consummation of the transactions contemplated hereby.

(b)The Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, disability rights, terms and conditions of employment, consultation with employees, immigration, wages, hours (including overtime and minimum wage requirements), compensation, workers’ compensation, unemployment insurance, classification of employees and individual independent contractors, employee leaves of absence, occupational safety and health, and collective or mass layoffs and plant closings. Neither the Company nor any Company Subsidiary has taken any action since January 1, 2020, that would (i) constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law or (ii) otherwise trigger any liability or obligations under the WARN Act or any similar state, local or foreign Law.
(c)There is not, and since January 1, 2020 there has been no, (i) Proceeding pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority with respect to the Company or any Company Subsidiary concerning employment-related matters or (ii) Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary brought by any current or former applicant, employee or independent contractor of the Company or any Company Subsidiary, in each case except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.
(d)All employees of the Company have provided appropriate documentation demonstrating their authorization to work in the jurisdiction in which they are working. Each Person who requires a visa, employment pass or required permit to work in the jurisdiction in which he or she is working has produced a current visa, employment pass or such other required permit to the Company or the applicable Company Subsidiary.
(e)The Company has provided to Parent correct and complete information as to each employee of the Company or any Company Subsidiary: current job title, date of hire, location, status as active or inactive, whether such individual is on a time limited visa, base pay, bonus target, whether such position is full- or part-time, exempt or non-exempt classification (for U.S. employees) and leave status and expected return date.
(f)No current officer, director or employee of the Company or any Company Subsidiary at the level of Vice President or above has in the past five (5) years been the subject of any sexual harassment, sexual assault, sexual discrimination or other material misconduct allegations in connection with his or her employment with the Company or any Company Subsidiary. As of the date of this Agreement, no RemainCo Employee at the level of Vice President or above has given notice of termination of employment or otherwise disclosed plans to terminate his or her employment with the Company or any Company Subsidiary within the twelve (12) month period following the date of this Agreement.
3.13.Taxes.

(a)The Company and each Company Subsidiary have (i) duly and timely filed, or caused to be duly and timely filed (taking into account any extension of time within which to file), all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are correct and complete in all material respects and (ii) paid all material Taxes due and owing (whether or not shown on such Tax Returns).
(b)The unpaid Taxes of the Company and each Company Subsidiary (i) did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the face of such consolidated financial statements (rather than in any notes thereto) and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Company Subsidiaries in filing its Tax Returns. The Company and each Company Subsidiary have not since the date of their most recent consolidated financial statements incurred any material liability for Taxes other than in the ordinary course of business.
(c)There are no pending, ongoing or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other Proceedings by any Governmental Authority with respect to material Taxes of or with respect to the Company or any Company Subsidiary. No deficiencies for material Taxes have been claimed, proposed, assessed or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary by any Governmental Authority that have not been fully paid, settled or withdrawn. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to any material Tax assessment, deficiency or collection, which waiver or extension currently remains in effect. Since January 1, 2020, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not currently file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.
(d)All material Taxes that the Company or any Company Subsidiary is or was required by Law to withhold or collect have been duly and timely withheld or collected, and have been duly and timely paid to the proper Governmental Authority or other proper Person or properly set aside in accounts for this purpose. The Company and each Company Subsidiary has complied in all material respects with the reporting and recordkeeping requirements associated with such withholding and collection.
(e)There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements with respect to material Taxes of the Company or of any Company Subsidiary that will remain in effect or apply for any period after the Effective Time.
(f)Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of

(i) any installment sale or open transaction disposition made prior to the Effective Time, (ii) any prepaid amount received on or prior to the Effective Time, (iii) Section 481(a) of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method made prior to the Effective Time or (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing.
(g)Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary Tax group (other than such a group comprised solely of the Company or any Company Subsidiary), and neither the Company nor any Company Subsidiary has any liability for Taxes of any other Person (other than Taxes of the Company or any Company Subsidiary) in accordance with Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, or by Contract (other than customary commercial Contracts entered into in the ordinary course of business and the principal subject matter of which is not Taxes). No act or transaction has been effected in consequence of which the Company or any Company Subsidiary are liable for any Tax primarily chargeable against some other Person.
(h)Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among the Company and any Company Subsidiary, (B) customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes or (C) this Agreement and the Spin-Off Agreements) that will not be terminated on or before the Closing Date without any future liability to the Company or any Company Subsidiary.
(i)There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than those described in clause (a) of the definition of “Permitted Lien.”
(j)Neither the Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction requiring disclosure in accordance with a corresponding provision of state, local or foreign Law.
(k)Other than the Company Subsidiaries set forth on Section 3.13(k) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary was created or organized in the United States or any state or locality thereof. Neither the Company nor any Company Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
(l)Neither the Company nor any Company Subsidiary has been a party to any transaction intended to qualify under Section 355 of the Code.

(m)Each of the Company and each Company Subsidiary is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation) or been subject to Tax in any country other than the country of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that country.
(n)The Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations. All transactions or arrangements by the Company or any Company Subsidiary have been made on arm’s length terms and have been documented in accordance with Law, and no notice, inquiry or adjustment has been made by a Governmental Authority in connection with any such transactions or arrangements.
(o)Each of the Company and Company Subsidiaries is, and has always been, treated for U.S. federal income tax purposes as set forth on Section 3.13(o) of the Company Disclosure Letter.
(p)Neither the execution of this Agreement nor the Closing will result in the loss, withdrawal or restriction of any exemption or relief from Tax granted to or claimed by the Company or any Company Subsidiary on or before the Closing, provided there is no major change in the nature or conduct of the trade of the Company or any Company Subsidiary after Closing.
(q)All material capital expenditures in respect of which capital allowances have been claimed under Section 291A of the Irish Taxes Consolidation Act 1997 (as amended) (the “TCA”) have been properly claimed and meet the conditions under Section 291A of the TCA.
(r)The use of any Case I trading tax losses which may be available to the Company or any Company Subsidiary will not be restricted after the Closing pursuant to the provisions of section 1085 Taxes Consolidation Act 1997 (TCA) save where after the Closing the Company or any Company Subsidiary fails to comply with the provisions of the TCA to deliver any return of income in relation to a chargeable period on or before the specified return date.
(s)To the extent that the Company or any Company Subsidiary have claimed relief under Part 29 of the TCA in respect of expenditure on research and development they have complied with the requirements of Part 29 of the TCA and have maintained adequate records to support any research & development tax credits claimed.
(t)No transaction in respect of which any formal consent or clearance was required or sought from any tax authority has been entered into or carried out by the Company or any Company Subsidiary without such consent or clearance having first been properly obtained and all information supplied to any tax authority or other appropriate authority in connection with the obtaining of any such consent or clearance was fully and accurately disclosed. Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective and no facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.
3.14.Material Contracts.
(a)Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract, a correct and complete copy of each of which, together with all material amendments, waivers or other changes thereto, has been made available to Parent. “Company Material Contract” means any Contract, other than any Contract that is a SpinCo Asset, to which the Company or any of the Company Subsidiaries is a party or to or by which any asset or property of the Company or any Company Subsidiary is bound or affected, other than a Benefit Plan, that:
(i)is a Contract involving payment by or to the Company or a Company Subsidiary of more than $5,000,000 in the past twelve (12) months or is expected to involve payment by or to the Company or a Company Subsidiary of more than $5,000,000 within twelve (12) months after the date of this Agreement;
(ii)is a Contract (i) with a supplier of materials or manufacturing sources in the supply chain for the Company’s calcitonin gene related peptide platform or (ii) with a contract manufacturing organization relating to the Company’s calcitonin gene related peptide platform;
(iii)constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);
(iv)is a joint venture, alliance, partnership, shareholder, development, co-development or similar profit-sharing Contract;
(v)is an agency, sales, marketing, commission, distribution, formulary or medical benefit coverage, international or domestic sales representative or similar Contract that resulted in the payment by or to the Company or any Company Subsidiary of more than $3,000,000 in the aggregate in the past twelve (12)-month period or is expected to involve payment by the Company of more than $3,000,000 within twelve (12) months after the date of this Agreement;
(vi)is a Contract (other than those solely between or among the Company and any wholly owned RemainCo Subsidiary) relating to Indebtedness in excess of $5,000,000 of the Company or any Company Subsidiary (whether outstanding or as may be incurred);
(vii)is a Contract (other than those solely between or among the Company and any wholly owned RemainCo Subsidiary) relating to Indebtedness of a third Person owed to the Company or any Company Subsidiary in excess of $5,000,000;

(viii)is a Contract not otherwise listed under any other prong of this Section 3.14(a) that creates future payment obligations, including settlement agreements, in excess of $5,000,000, or creates or could create a Lien (other than a Permitted Lien) on any asset of the Company or any Company Subsidiary, or restricts the payment of dividends;
(ix)is a Contract under which the Company or any RemainCo Subsidiary has granted any Person registration rights (including demand and piggy-back registration rights) that does not terminate by its terms in connection with the transactions contemplated hereby;
(x)is a Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any equity interest or material assets of the Company or any RemainCo Subsidiary;
(xi)is a Contract that contains exclusivity obligations or otherwise materially limits the freedom or right of the Company or any Company Subsidiary to sell, distribute or manufacture any products or services for any Person;
(xii)is a Contract with any Governmental Authority;
(xiii)is a non-competition Contract or any other Contract that materially limits, restricts or prohibits, or purports to limit, restrict or prohibit, individually or in the aggregate, (A) the manner or the localities in which any business of the Company or any RemainCo Subsidiary is or could be conducted or (B) the lines or types of businesses that the Company or any RemainCo Subsidiary conducts or has a right to conduct;
(xiv)is a Contract relating to the acquisition or disposition of any Person or any business division thereof that contains material indemnities, deferred or contingent purchase price obligations or other payment obligations that remain outstanding;
(xv) is an Intellectual Property Agreement;
(xvi)is a Contract that imposes any co-promotion or collaboration obligations with respect to any product or product candidate, which obligations are material to the Company and the RemainCo Subsidiaries, taken as a whole;
(xvii)is a hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);
(xviii)any Contract pursuant to which the Company or any Company Subsidiary has contingent obligations that upon satisfaction of certain conditions precedent will result in the payment by the Company or any Company Subsidiary of more than $5,000,000 in the aggregate over a twelve (12)-month period, in either milestone or contingent payments or royalties, upon (A) the achievement of regulatory or commercial milestones or (B) the receipt of revenue or income based on product sales;
(xix)is a Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any Company Subsidiary, other than travel and similar advances to the Company’s employees in the ordinary course of business and consistent with past practice; or
(xx)is a Contract, including any ancillary or subagreements thereto, with any contract research organization or other agreement, including any ancillary or subagreements thereto, with a third party which is conducting one or more clinical studies on behalf of the Company or any Company Subsidiary and is reasonably expected to require payment of more than $2,000,000 within twelve (12) months prior to or after the date of this Agreement.
(b)(i) Neither the Company nor any Company Subsidiary is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract to which it is a party or by which it is bound, (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Company Material Contract and (iii) each Company Material Contract is (A) a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (y) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and (B) in full force and effect.
3.15.Intellectual Property.
(a)The Company or a Company Subsidiary owns, is licensed to use or otherwise has the right to use and, as of the Closing, subject to the receipt of any necessary third-party consents set forth in Section 6.10 of the Company Disclosure Letter and the receipt by Company of the services to be provided under this Agreement and the Transition Services Agreement and the license granted to the Company under the Spin-Off Agreements, will have the right to use, all Patents, Trademarks, Trade Secrets, Copyrights, Database Rights, Design Rights and all other Intellectual Property (including biological materials), all registrations of any of the foregoing, or applications therefor, in each case, that are used in, intended to be used with, developed, filed or registered for, practiced in or necessary to the conduct of the CGRP Business as presently conducted (collectively, the “Company Intellectual Property,” and all Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary, the “Owned Company Intellectual Property”). The Company and the Company Subsidiaries

possess legally sufficient and enforceable rights pursuant to written agreements to use, and as of the Closing, subject to the receipt of any necessary third-party consents in Section 6.10 of the Company Disclosure Letter and the receipt by Company of the services and benefits provided under this Agreement and the Transition Services Agreement and the license granted to the Company under the Spin-Off Agreements, will have the right to use, all Company Intellectual Property that is used in, intended to be used with, developed, filed or registered for, practiced in, or necessary to the conduct of the CGRP Business and that is not solely owned by the Company or a Company Subsidiary, except as would not reasonably be expected to be material to the CGRP Business as presently conducted or contemplated to be conducted. This Section 3.15(a) shall not constitute or be deemed to be a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property rights of any third Person.
(b)Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all issued Patents, Patent applications, registered Trademarks, Trademark registration applications, registered Copyrights, Copyright registration applications, registered Design Rights, Design Rights registration applications, social media handles and internet domain names within the scope of the CGRP Business (i) that are owned or purported to be owned by the Company or a Company Subsidiary, (ii) in which the Company or a Company Subsidiary has any ownership rights, (iii) that are exclusively licensed to the Company or a Company Subsidiary, or (iv) that are non-exclusively licensed to the Company or a Company Subsidiary and the Company or a Company Subsidiary controls prosecution thereof (collectively, the “Registered Company Intellectual Property” and clauses (i) and (ii), the “Owned Registered Company Intellectual Property”). Section 3.15(b) of the Company Disclosure Letter also identifies each proprietary Software program, trade name and unregistered Trademark, in each case, that is (x) material to the CGRP Business as presently conducted or contemplated to be conducted, and (y) owned or purported to be owned by the Company or a Company Subsidiary or licensed, either exclusively or non-exclusively, to the Company or a Company Subsidiary. Such list indicates for each item, as applicable, the record owner, application or registration number, filing, issuance, applicable filing jurisdiction, registration or application date, and current status. Other than items denoted as “expired” in Section 3.15(b) of the Company Disclosure Letter, the Registered Company Intellectual Property owned by the Company or any Company Subsidiary is subsisting and all issued or granted items included therein are in full force and effect, and have not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable.
(c)Prior to the Effective Time, subject to applicable Law, the Company will use reasonable best efforts to provide Parent with (i) a schedule of any annuities and maintenance fees with respect to Owned Registered Company Intellectual Property, including in particular those necessary for maintaining the Owned Registered Company Intellectual Property in full force and effect (the “Fee Schedule”), falling due within ninety (90) days of the Effective Time, (ii) a copy of all material documentation and correspondence relating to any of the Registered Company Intellectual Property in the possession of the Company or any Company’s Subsidiaries, (iii) electronic copies of material documentation relating to any of the Owned Registered Company Intellectual Property to the extent maintained on the Company’s system or the Company’s patent or trademark counsel’s system, (iv) a docket report showing all outstanding deadlines for Owned Registered Company Intellectual Property, and (v) a copy of bibliographic and docketing information in an electronic form as maintained by the Company. Up to and until the Effective Time, subject to applicable Law, should the Company develop, file or register for any Intellectual Property that would have been required to be included in Section 3.15(b) of the Company Disclosure Letter prior to the date of this Agreement, the Company will use reasonable best efforts to supplement Section 3.15(b) of the Company Disclosure Letter to reflect such additions and promptly provide Parent with any applicable supplements to Section 3.15(b) of the Company Disclosure Letter. The Company will remain responsible for taking care of all pending fees and actions (whether or not set out in the Fee Schedule) for Registered Company Intellectual Property that fall due prior to the Effective Time. As of the Effective Time, the Company or the Company’s patent or trademark counsel, at Parent’s cost, will have completed the payment or filing of any pending taxes, fees and actions for Registered Company Intellectual Property that fall due within thirty (30) days following the Effective Time.
(d)(i) With respect to Registered Company Intellectual Property for which it controls the prosecution thereof, the Company has taken commercially reasonable steps to avoid revocation, cancellation, lapse or other events that adversely affect the enforceability, use or priority of such Registered Company Intellectual Property, (ii) all filings, payments and other actions required to be made or taken by the Company or the Company Subsidiaries to maintain registration, prosecution and/or maintenance of Registered Company Intellectual Property in full force and effect have been made by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, (iii) with respect to Registered Company Intellectual Property, the Company and the applicable Company Subsidiaries have complied with all of their respective duties of disclosure, candor and good faith to the United Stated Patent and Trademark Office and any relevant foreign patent or trademark office, (iv) with respect to the Registered Company Intellectual Property for which it controls the prosecution thereof, the Company and the applicable Company Subsidiaries have complied with all other procedural requirements of the United Stated Patent and Trademark Office and any relevant foreign patent or trademark office to maintain the validity of such Registered Company Intellectual Property, including properly identifying Company inventors on all such Patents, filing all necessary and applicable affidavits of inventorship, ownership, use and continuing use and other filings in a timely manner, and paying all necessary and applicable maintenance fees and other fees in a timely manner to file, prosecute, obtain and maintain in effect all such rights in all material respects and (v) the Company and the applicable Company Subsidiaries have validly executed and filed assignment documents with relevant Governmental Authorities as necessary to transfer to the Company or a Company Subsidiary title to any of the Company’s or the Company Subsidiary’s owned Registered Company Intellectual Property previously owned by a third party and to record such transfer. Each of the Patents in the Owned Registered Company Intellectual Property and, to the Knowledge of the Company, each of the Patents in the Registered Company Intellectual Property that is not Owned Registered Company Intellectual Property properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or such Patent application is pending. The named inventors of each of the Patents in the Owned Registered Company Intellectual Property have assigned such Patents to the Company or Company Subsidiary, respectively. All such assignments to the Company or a Company Subsidiary of the

Owned Registered Company Intellectual Property are valid and, to the Knowledge of the Company, enforceable.
(e) To the Knowledge of the Company, the Company and the Company Subsidiaries have not, nor has the practice and exploitation of the Company Intellectual Property or the conduct of the CGRP Business infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of others since January 1, 2020. Since January 1, 2020, neither the Company nor a Company Subsidiary has received any written (or to the Knowledge of the Company, any non-written) charge, complaint, claim, demand or notice (whether in writing, electronic form or otherwise) alleging or threatening to allege any interference, infringement, misappropriation, dilution, violation or conflict of the Intellectual Property rights of others (including any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Intellectual Property rights) within the scope of the CGRP Business.
(f)Except as disclosed in Section 3.15(f) of the Company Disclosure Letter to the Knowledge of the Company, since January 1, 2020, no third party has interfered with, infringed upon, diluted, misappropriated, violated, or asserted any competing claim of right to use or own any Company Intellectual Property material to the conduct of the CGRP Business as conducted or contemplated to be conducted that is owned or exclusively licensed to the Company. In particular, there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, or Proceeding pending, asserted or threatened against the Company or any Company Subsidiary concerning the ownership, validity, registrability, enforceability, duration, scope, priority, or other violation of any Company Intellectual Property that is owned or exclusively licensed to the Company. Since January 1, 2020, neither the Company nor any Company Subsidiary nor any of the Company’s or any Company Subsidiary’s respective Representatives has sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Company Intellectual Property material to the conduct of the CGRP Business as conducted or contemplated to be conducted that is owned or exclusively licensed to the Company.
(g)The Company or a Company Subsidiary owns all right, title and interest to and in the Owned Company Intellectual Property free and clear of any Liens, other than Permitted Liens and licenses of Intellectual Property granted under the Owned Company Intellectual Property. The Company or a Company Subsidiary owns all right, title and interest to and in the Owned Company Intellectual Property material to the conduct of the CGRP Business as conducted or contemplated to be conducted free and clear of any Liens, other than Permitted Liens and licenses of Intellectual Property granted under the Intellectual Property Agreements. Except as disclosed in Section 3.15(g) of the Company Disclosure Letter, and to the Knowledge of the Company, the Company and Company Subsidiaries own or have adequate rights to use all Intellectual Property developed, filed, registered for, used or intended to be used in the CGRP Business as presently conducted without any infringement, misappropriation or violation of the Intellectual Property of others. Subject to the Spin-Off, the Company and Company Subsidiaries will continue to own or have after the Closing, valid rights or licenses as are sufficient to use all of the Intellectual Property and technology used by the Company and Company Subsidiaries to the same extent as prior to the Closing.

(h)All prior art and information known to the Company and any Company Subsidiary and material to the patentability of the Patents included in the Registered Company Intellectual Property has been disclosed to the relevant Governmental Authority during the prosecution of the Patents included in the Registered Company Intellectual Property in accordance with applicable Laws. Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any other Person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Patent claims included in the Registered Company Intellectual Property.
(i)Section 3.15(i) of the Company Disclosure Letter sets forth a true and complete list of all agreements under which the Company or a Company Subsidiary has been granted an exclusive or non-exclusive license under any Company Intellectual Property from a third party, excluding licenses for commercially available shrink-wrap, online or off-the-shelf Software with total annual license, maintenance, support and other fees not in excess of $50,000 in the aggregate per vendor.
(j)Section 3.15(j) of the Company Disclosure Letter sets forth a true and complete list of all agreements under which the Company or a Company Subsidiary has granted an exclusive or non-exclusive license under any Company Intellectual Property to a third-party development or commercialization partner.
(k)Section 3.15(k) of the Company Disclosure Letter sets forth all agreements to which the Company or a Company Subsidiary is a party and under which royalties or other payment obligations are owed to third parties in connection with the CGRP Business, including the sale of products and services relating to such business. Except as set forth in Section 3.15(k) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has agreed to, nor has an obligation to, indemnify any third-party development or commercialization partner for or against any interference, infringement, misappropriation, dilution, violation or other conflict with respect to Company Intellectual Property. No infringement, misappropriation, dilution, violation or similar claim or action is pending or, to the Knowledge of the Company, threatened against the Company, a Company Subsidiary or any other person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or a Company Subsidiary with respect to such claim or action.
(l)To the Knowledge of the Company, (i) none of the activities of the employees of the Company or any Company Subsidiary within the scope of the CGRP Business violates any agreement or arrangement which any such employees have with former employers and (ii) all current and former employees and consultants who contributed to the discovery or development of any of the subject matter of any Owned Company Intellectual Property did so either (x) within the scope of their employment such that, in accordance with applicable Law, all rights to such developed subject matter became the exclusive property of the Company or a Company Subsidiary or (y) pursuant to written agreements assigning all rights to such developed subject matter to the Company or a Company Subsidiary.

(m)Except as set forth on Section 3.15(m) of the Company Disclosure Letter, assignment documents assigning to the Company or a Company Subsidiary all rights of such employees, contractors and consultants have been duly filed in all relevant patent offices worldwide where the Company conducts the CGRP Business for all patent applications and patents owned in whole or in part by the Company or any Company Subsidiary within the scope of the CGRP Business. Each current or former employee, contractor or consultant of the Company or any Company Subsidiary who has proprietary knowledge of or information relating to Trade Secrets of the Company or any Company Subsidiary within the scope of the CGRP Business has entered into an agreement or agreements restricting such Person’s right to use and disclose such information or Trade Secret of the Company or the Company Subsidiary.
(n)No settlements, injunctions, forbearances to sue, consents, judgments, orders or similar obligations to which the Company or any Company Subsidiary is party: (i) restrict the use, exploitation, assertion or enforcement of any Company Intellectual Property anywhere in the world; (ii) restrict the conduct of the CGRP Business as presently conducted; or (iii) grant third parties any material or exclusive (including field- and territory-limited rights) rights under Company Intellectual Property. After giving effect to the Merger, no past or present director, officer, employee, consultant or independent contractor of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Company Intellectual Property or, to the Knowledge of the Company, any other Company Intellectual Property.
(o)The Company and each Company Subsidiary have taken commercially reasonable steps to protect the confidentiality and value of all Trade Secrets and other confidential information that are owned, used or held in confidence by the Company or any Company Subsidiary within the scope of the CGRP Business, including entering into licenses and contracts that require employees, licensees, contractors, and other persons with access to such Trade Secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such Trade Secrets. To the Knowledge of the Company, no Trade Secret of the Company or any Company Subsidiary within the scope of the CGRP Business has been authorized to be disclosed or disclosed to any third party in violation of confidentiality obligations to the Company or any Company Subsidiary. To the Knowledge of the Company, no party to a nondisclosure agreement with the Company or any Company Subsidiary is in material breach or default thereof or in breach with respect to any confidential information that is material to the CGRP Business as conducted or proposed to be conducted.
(p)The execution of, the delivery of, the consummation of the Merger contemplated by, and the performance of the Company’s and any Company Subsidiary’s obligations under, this Agreement will not result in any: (i) loss, encumbrance on, or impairment of any Company Intellectual Property; (ii) release, disclosure or delivery of any proprietary Software included in the Company Intellectual Property by or to any escrow agent or other person; (iii) breach of any Intellectual Property Agreement; or (iv) grant, assignment or transfer to any other person of any license or other right or interest under, to or in any of the under Company Intellectual Property.

(q)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property, or, to the Knowledge of the Company, any other Company Intellectual Property, in each case including any developer, inventor or other contributor operating under any grants from any Governmental Authority or agency.
(r)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (i) the IT Systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company or the Company Subsidiaries and used by the Company or the Company Subsidiaries in conducting the CGRP Business (collectively, the “Company Systems”) are lawfully owned, leased or licensed by the Company or Company Subsidiaries, and are reasonably sufficient for the conduct of the CGRP Business as presently conducted and as reasonably contemplated to be conducted, (ii) since January 1, 2020, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the CGRP Business as presently conducted, (iii) to the Knowledge of the Company, since January 1, 2020, there have not been any material incidents of unauthorized access or other Security Breaches of the Company Systems, (iv) the Company Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (y) significantly disrupt or adversely affect the functionality or integrity of any Company System, or (z) enable or assist any Person to access without authorization any Company System and (v) to the Knowledge of the Company, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data. The Company and Company Subsidiaries are not in material breach of any of their Contracts relating to Company Systems or any breach of such Contracts with respect to Company Systems that are material to the conduct of the CGRP Business as conducted or contemplated to be conducted. Since January 1, 2020, the Company and Company Subsidiaries have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party IT System, nor received any written or, to the Knowledge of the Company, oral notice of intent to conduct any such audit.
3.16.Real and Personal Property.
(a)Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement. Each of the Company and each Company Subsidiary has good, valid and marketable fee title to, or valid leasehold or other equivalent use and/or occupancy interests in, all its tangible properties and assets except for Permitted Liens or minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially decrease the value of such properties and assets or materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens.
(b)Section 3.16(b) of the Company Disclosure Letter sets forth a correct and complete list of each lease, sublease, license or similar use, co-working service and occupancy Contract (each, a “Lease”), in accordance with which the Company or any Company Subsidiary (other than SpinCo and its Subsidiaries) leases, subleases or otherwise uses or occupies any real property or obtains co-working services from or to any other Person (whether as a tenant or subtenant or in accordance with other occupancy or service arrangements) (the “Company Leased Real Property”) as of the date of this Agreement. The Company has provided Parent a correct and complete copy of each such Lease, and all amendments thereto.
(c)The Company and each Company Subsidiary, as applicable, have valid leasehold or sublease interests in all of the Company Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Company and each Company Subsidiary enjoy peaceful and undisturbed possession under all of the Leases for any Company Leased Real Property in all material respects, and are using such Company Leased Real Property for the purposes permitted by the applicable Leases.
(d)Each Lease for any Company Leased Real Property is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the Knowledge of the Company, the other parties thereto.
(e)Neither the Company nor any Company Subsidiary has received any written communication from, or delivered any written communication to, any other party to a Lease for any Company Leased Real Property or any lender, nor, to the Knowledge of the Company, is there any other party alleging that the Company, any Company Subsidiary or such other party, as the case may be, is in material breach or violation of or default under such Lease.
(f)Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person, other than the Company or any Company Subsidiary, possesses, uses or occupies all or any portion of any Company Leased Real Property, (ii) neither the Company nor any Company Subsidiary is a party to any agreement, or has any outstanding right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein, and (iii) to the Knowledge of the Company, there are no pending Proceedings or Proceedings threatened in writing to take all or any portion of the Company Leased Real Property or any interest therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or any sale or disposition in lieu thereof.
3.17.Title to and Sufficiency of Assets.
(a)The Company and the Company Subsidiaries have, and from and after the Effective Time, the Company and the RemainCo Subsidiaries will have (i) with respect to all

RemainCo Assets (as defined in the Separation and Distribution Agreement) other than leased assets, good and valid title to all of the tangible and intangible RemainCo Assets, and (ii) with respect to leased RemainCo Assets, good and valid leasehold interests therein, in each case free and clear of all Liens, except for Permitted Liens.
(b)Upon the receipt of any of the third-party consents set forth in Section 6.10 of the Company Disclosure Letter and the receipt by Parent of the services and benefits to be provided by the Company and any Company Subsidiaries under this Agreement and the Transition Services Agreement and the license granted to the Company under the Spin-Off Agreements, Parent shall have, directly or indirectly, immediately following the Closing, the assets, properties and rights (except for the Restricted Names and Marks) of every type and description, whether real or personal, tangible or intangible, material to the conduct of the CGRP Business as it is currently conducted by the Company or contemplated to be conducted by the Company immediately prior to Closing, and such assets, properties and rights shall be adequate for the continued conduct of the CGRP Business after the Effective Time in the same manner as conducted by the Company immediately prior to the Effective Time; provided, that the foregoing is not a representation or warranty with respect to infringement, or misappropriation or other violation of the Intellectual Property rights of any third Person.
3.18.Environmental.
(a)The Company and each Company Subsidiary are and since January 1, 2020 have been in material compliance with all applicable Environmental Laws, including possessing and materially complying with all material Company Permits required for their operations in accordance with Environmental Laws.
(b)(i) no Proceeding against the Company or any Company Subsidiary relating to any Environmental Law is pending or threatened in writing, (ii) neither the Company nor any Company Subsidiary has received written notice or a written request for information from any Person, including any Governmental Authority, alleging that the Company or any Company Subsidiary has been or is in actual material violation of any Environmental Law or otherwise may have material liability under any Environmental Law, the subject of which notice or request is unresolved and (iii) neither the Company nor any Company Subsidiary is a party or subject to any material ongoing obligations pursuant to any Order or agreement resolving any alleged violation of or liability under any Environmental Law.
(c)No Hazardous Materials have been released by the Company or any RemainCo Subsidiary, or, to the Knowledge of the Company, by any third party at, on, under or from any real property currently or formerly owned, leased or operated by the Company or any RemainCo Subsidiary in a manner or to a degree that has resulted in or is reasonably likely to result in an obligation for the Company or any Company Subsidiary to report, investigate, remediate or otherwise respond to such releases in accordance with Environmental Law or that otherwise has resulted in or is reasonably likely to result in material liability to the Company or any Company Subsidiary under any Environmental Law.

(d)Neither the Company nor any RemainCo Subsidiary has entered into any written agreement or incurred any legal obligation that may require it to pay to, reimburse, or indemnify any other Person from or against material liabilities or costs in connection with any Environmental Law, or relating to the registration, labeling, generation, manufacture, use, transportation or disposal of or exposure to Hazardous Materials.
3.19.Customers and Suppliers.
(a)Section 3.19(a) of the Company Disclosure Letter sets forth the twenty (20) largest customers (by revenue) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve (12) months ended December 31, 2021. Since December 31, 2020 until the date of this Agreement, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or adversely modify its relationship with the Company or any Company Subsidiary, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, its relationship with the Company or any Company Subsidiary, except where such cancellation, termination or reduction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)Section 3.19(b) of the Company Disclosure Letter sets forth the twenty (20) largest suppliers (by cost) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve (12) months ended December 31, 2021. Since December 31, 2020 and until the date of this Agreement, no such supplier has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate or adversely modify its relationship with the Company or any Company Subsidiary, or has decreased materially, or to the Knowledge of the Company, threatened to decrease materially, its relationship with the Company or any Company Subsidiary, except where such cancellation, termination or reduction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.20.Anti-Corruption.
(a)Since January 1, 2020, neither the Company, nor any Company Subsidiary, nor any of the Company’s or Company Subsidiary’s respective current or former officers, directors, or, to the Knowledge of the Company, any Representative acting at the direction of the Company or any Company Subsidiary has directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value to any Person, to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer, or has otherwise violated, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”).

(b)Neither the Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any Representative acting at the direction of the Company or any Company Subsidiary (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, (ii) has received any notice or other communication from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.
(c)The Company and each Company Subsidiary maintain policies and procedures designed to ensure compliance with the Anti-Corruption Laws.
3.21.Global Trade Control Laws.
(a)Neither the Company, nor any Company Subsidiary, nor any director, officer or employee of any of the Company or its Subsidiaries, is, or since January 1, 2020 has been, (i) a Restricted Party or (ii) majority owned or Controlled by a Restricted Party.
(b)The Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance with all Global Trade Control Laws, which includes, but is not limited to, possession of and material compliance with all licenses, permits, variances, registrations, exemptions, Orders, consents, approvals, clearances, and other authorizations required by Global Trade Control Laws and submission of required notices or reports to all Governmental Authorities that are concerned with such Global Trade Control Laws.
(c)The transactions contemplated by this Agreement will not result in the transfer of any goods, Software, technology, or services to Parent that are: (i) controlled at a level other than EAR99 under the U.S. Export Administration Regulations (the “EAR”); (ii) controlled under the U.S. International Traffic in Arms Regulations (the “ITAR”); (iii) specifically identified as an E.U. Dual Use Item; or (iv) on an applicable export control list of a foreign country.
(d)Since January 1, 2020, all of the Company Products have been imported, exported, processed, developed, labeled, stored, tested, marketed, advertised, promoted, detailed, and distributed by or on behalf of the Company or any Company Subsidiary in compliance with all applicable Global Trade Control Laws.
(e)Since January 1, 2020, neither the Company nor any Company Subsidiary has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Restricted Market and is not currently doing so. The Company acknowledges that activities under this Agreement will not (i) be in a Restricted Market; (ii) involve individuals ordinarily resident in a

Restricted Market; or (iii) include companies, organizations, or governmental entities from or located in a Restricted Market.
(f)To the Knowledge of the Company, (i) since January 1, 2020, neither the Company nor any of its Subsidiaries has been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Global Trade Control Laws, and (ii) as of the date hereof, no investigation, review, audit, or inquiry by any Governmental Authority with respect Global Trade Control Laws is pending or threatened.
3.22.FDA and Related Matters.
(a)There are no actual or, to the Knowledge of the Company, threatened enforcement actions by the U.S. Food and Drug Administration (the “FDA”) or any comparable Governmental Authority against the Company or any Company Subsidiary. Since January 1, 2020, neither the Company nor any Company Subsidiary has received written notice of any pending or threatened claim, suit, Proceeding, hearing, audit, inspection, investigation, arbitration or other action by the FDA or any comparable Governmental Authority against the Company or any Company Subsidiary, and, to the Knowledge of the Company, neither the FDA nor any comparable Governmental Authority is considering such action.
(b)Since January 1, 2020, all material applications, reports, documents, claims, submissions, and notices required to be filed, maintained, or furnished to the FDA or any comparable Governmental Authority, including all adverse event reports and registrations and reports required to be filed with clinicaltrials.gov, by the Company or any Company Subsidiary, have been so filed, maintained or furnished. All such material applications, reports, documents, claims, submissions, and notices were timely filed and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). The Company has delivered or made available to Parent (i) a complete and correct copy of each Investigational New Drug application (“IND”) and New Drug Application (“NDA”) sponsored and presently held by the Company with respect to each Company Product or product candidate, including all supplements and amendments thereto, (ii) copies of all clinical study reports under such INDs and (iii) all material correspondence to or from the Company and each Company Subsidiary and FDA or any other Governmental Authority with respect to such INDs and NDAs, in each case of clauses (i), (ii) and (iii), relating to the CGRP Business.
(c)Since January 1, 2020, neither the Company nor any Company Subsidiary has received any FDA Form 483, notice of violation, warning letter, untitled letter or other correspondence or written notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws or Company Permits. Since January 1, 2020, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice from any Person alleging that any operation or activity of the Company or any Company Subsidiary is in violation of any Healthcare Law.
(d)Since January 1, 2020, any and all preclinical studies and clinical trials, and other studies and tests, being conducted by or on behalf of the Company or any Company

Subsidiary have been and are being conducted in material compliance with all applicable study protocols and Healthcare Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since January 1, 2020, no clinical studies conducted by or on behalf of the Company or any Company Subsidiary related to the CGRP Business have been placed on clinical hold or terminated or suspended prior to completion. Since January 1, 2020, neither the Company nor any Company Subsidiary has received any notice, correspondence or other communication from the FDA, any other Governmental Authority, any Institutional Review Board or clinical investigator alleging a lack of material compliance with any Healthcare Laws or requiring the termination, suspension or material modification of any ongoing clinical studies conducted by or on behalf of the Company or any Company Subsidiary. For the purposes of this Agreement, (i) “Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312, the International Council for Harmonization’s (“ICH”) Guideline for Good Clinical Practice, and any similar state, local or foreign Laws, as applicable, and (ii) “Good Laboratory Practices” means applicable FDA regulations for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58, the United States Animal Welfare Act, the ICH Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals, the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals, and any similar state, local or foreign Laws, as applicable, and (iii) “Institutional Review Board” means the entity defined in 21 C.F.R. § 50.3(i).
(e)Since January 1, 2020, the development, testing, manufacture, processing, packaging, labeling, import, export, advertising, promotion, distribution, storage, marketing, commercialization and sale, as applicable, of rimegepant or zavegepant and any other product candidates under the Company’s calcitonin gene related peptide platform have been and are being conducted in compliance in all material respects with all applicable Healthcare Laws, including the applicable requirements of Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices. For the purposes of this Agreement, “Good Manufacturing Practices” means the FDA’s standards for the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug contained in 21 C.F.R. Parts 210- 211 and any similar state, local or foreign Laws, as applicable.
(f)Since January 1, 2020, there have been no recalls, field notifications, market withdrawals or replacements, “dear doctor” letters, investigator notices, IND safety reports, serious adverse event reports or other notices of action relating to a safety concern or alleged lack of regulatory compliance of any of rimegepant or zavegepant and any other product candidates under the Company’s calcitonin gene related peptide platform and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a change in the labeling of or the termination or suspension of the development and testing of rimegepant or zavegepant and any other product candidates under the Company’s calcitonin gene related peptide platform.
(g)Neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents or clinical investigators have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable

Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any Company Subsidiary nor any of its officers, employees, or, to the Knowledge of the Company, agents have been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law. No claims, actions, Proceedings that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective officers, employees or agents.
(h)Neither the Company nor any Company Subsidiary is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement Orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.
3.23.Healthcare Regulatory Compliance.
(a)The Company and each Company Subsidiary are, and at all times since January 1, 2020 have been, in material compliance with all applicable Healthcare Laws. As of the date of this Agreement, there is no civil, criminal, administrative, or other action, subpoena, suit, demand, claim, hearing, Proceeding, written notice or demand pending, received by or, to the Knowledge of the Company, threatened orally or in writing against the Company or any Company Subsidiary related to such Healthcare Laws.
(b)Neither the Company nor any Company Subsidiary has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any websites sponsored or operated, or formerly sponsored or operated, by the Company or any Company Subsidiary.
(c)The Company has implemented a compliance program that conforms to and materially ensures compliance with applicable Healthcare Laws and industry standards.
(d)No Person has filed against the Company an action relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
3.24.Data Privacy and Information Security.
(a)The Company and each Company Subsidiary have complied with all applicable (i) Laws, (ii)  contractual obligations and (iii) publicly posted privacy policies to which the Company and each Company Subsidiary is subject that are related to privacy, patient confidentiality, information security, data protection or the Processing of Personal Information

(collectively, the “Privacy Obligations”). Neither the Company nor any of the Company Subsidiaries have received written notices or complaints, and no claims (whether by a Governmental Authority or Person) are pending or threatened against the Company or any of the Company Subsidiaries, alleging any violation of Privacy Obligations.
(b)The Company and each Company Subsidiary maintains appropriate (i) written policies and procedures, and (ii) organizational, physical, administrative and technical safeguards designed to protect Personal Information against a Security Breach. The Company and each Company Subsidiary periodically assesses risks to privacy and the confidentiality and security of Personal Information. Since January 1, 2020, (i) there have been no Security Breaches of any of the IT Systems of the Company, any of the Company Subsidiaries or any of their respective vendors that Process Personal Information on its/their behalf and (ii) there have been no material disruptions in the IT Systems of Company, any of the Company Subsidiaries or any of their respective vendors that adversely affected the Company’s or any of the Company Subsidiaries’ business or operations.
(c)The Company and each Company Subsidiary (i) has operated its respective business in material compliance with all Privacy Obligations in connection with the operation of the CGRP Business, and (ii) has implemented all confidentiality, security and other protective measures required in connection with (i) of this subsection (c), including, as required by applicable Law, by obtaining study subjects’ consent and/or authorization to use and disclose Personal Information for research.
(d)Since January 1, 2020, none of the Company, any of the Company Subsidiaries or any of their respective vendors that Process Personal Information on their behalf has experienced any Security Breach for which written notification was provided or required to be provided to any Person or Governmental Authority under any applicable Laws related to privacy, information security, data protection or the Processing of Personal Information.
(e)The Company and each Company Subsidiary (i) has obtained or will obtain all rights, permissions, and consents necessary to permit the transfer of Personal Information to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement; or (ii) has otherwise verified that applicable Privacy Obligations permits it to transfer Personal Information to Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement.
3.25.Insurance. Section 3.25 of the Company Disclosure Letter sets forth all material insurance policies maintained by or on behalf of the Company or any Company Subsidiary as of the date of this Agreement. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary have paid, or caused to be paid, all premiums due under all material insurance policies of the Company and each Company Subsidiary, and all such material insurance policies are in full force and effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received (a) written notice that they are in default with respect to any obligations under such material policies or (b) written notice of cancellation or termination with respect to any such existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such existing material insurance policy. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such material insurance policies. No insurer of any such material policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination, other than in accordance with the expiration of a term in accordance with the terms thereof, has been received with respect to any such material policy.
3.26.Takeover Statutes. The Company Board of Directors has taken such actions and votes as are necessary to render any “fair price”, “moratorium”, “control share acquisition” or any other takeover or anti-takeover statute or similar U.S. federal or state or BVI Law inapplicable to this Agreement, the Merger or any other transactions contemplated hereby.
3.27.Brokers. No investment banker, broker, finder or other intermediary (other than Centerview Partners LLC, the fees and expenses of which will be paid by the Company) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Spin-Off Agreements or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of the Company or any of its Affiliates. Correct and complete copies of all agreements between the Company and Centerview Partners LLC have been delivered to Parent.
3.28.Opinion of Financial Advisor. The Company Board of Directors (in such capacity) has received an opinion of Centerview Partners LLC, financial advisor to the Company, that, as of the date of such written opinion, and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Consideration (as defined therein) to be paid to the holders of Shares in the Merger (other than Common Shares to be cancelled in accordance with Section 2.1(b) of this Agreement, Dissenting Shares and any Shares held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent a signed copy of such opinion as soon as possible following the date of this Agreement for informational purposes only and on a non-reliance basis. As of the date of this Agreement, such opinion has not been withdrawn, revoked or otherwise modified.
3.29.Interested-Party Transactions. Neither the Company nor any Company Subsidiary is a party to or bound by any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Benefit Plans) with any Affiliate, shareholder that beneficially owns five percent (5%) or more of the outstanding Common Shares, or current or former director or executive officer of the Company. To the Knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its shareholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.
3.30.Information in the Proxy Statement and Spin-Off Registration Statement. The proxy statement to be provided to the Company’s shareholders in connection with the Shareholders Meeting (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) on the date filed, mailed, distributed or disseminated, as applicable, to the Company’s shareholders and at the time of the Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of applicable Laws, except that the Company makes no representation or warranty with respect to statements made in the Proxy Statement, including any amendments thereof and supplements thereto, based on information furnished by Parent or Merger Sub about Parent or its Affiliates for inclusion therein. The Spin-Off Registration Statement (as defined below) on the date confidentially submitted or filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Spin-Off Registration Statement, including any amendments thereof and supplements thereto, will comply in all material respects with the requirements of applicable Laws, except that the Company makes no representation or warranty with respect to statements made in the Spin-Off Registration Statement including any amendments thereof and supplements thereto, based on information furnished by Parent or Merger Sub about Parent or its Affiliates for inclusion therein.
3.31.Solvency. As of immediately after giving effect to the transactions contemplated by this Agreement and the Spin-Off Agreements (including the payment of all fees and expenses in connection therewith), the Company, each RemainCo Subsidiary and SpinCo will be Solvent. For the purposes of this section, the term “Solvent”, when used with respect to a company, has the meaning given to a company that satisfies the solvency test as set out in Section 56 of the BVI Act being as of any date of determination, (i) the value of the company’s assets exceed its liabilities, and (ii) the company is able to pay its debt as they fall due.
3.32.SpinCo Activities. SpinCo is a wholly owned Subsidiary of the Company, has not engaged in any business activities or conducted any operations and has no, and prior to the Spin-Off will have no, assets, liabilities or obligations of any nature other than as required in connection with the Merger and the Spin-Off and the other transactions contemplated hereby and as incidental to its organization and existence.
3.33.Valid Choice of Law. The Company has the power to submit, and pursuant to Section 9.8 of this Agreement, has legally, validly, effectively and irrevocably submitted, to the personal jurisdiction of the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware (each, a “Permitted Court”) and has validly and irrevocably waived any objection to the laying of venue of any suit, action or Proceeding brought in such court; and the

Company has the power to designate, appoint and authorize, and pursuant to Section 9.9, has legally, validly, effectively and irrevocably designated, appointed and authorized, an agent for service of process in any action arising out of or relating to this Agreement in any Permitted Court, and service of process in any manner permitted by applicable laws effected on such authorized agent will be effective to confer valid personal jurisdiction over the Company as provided hereof.
SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:
4.1.Organization; Qualification. Each of Parent and Merger Sub is a corporation or company validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to conduct its business and to own, lease and operate its properties and assets. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to, individually or in the aggregate, prevent Parent and Merger Sub from consummating the Merger and the other transactions contemplated hereunder to be consummated by Parent or Merger Sub by the Outside Date (a “Parent Material Adverse Effect”).
4.2.Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to execute and deliver and perform their obligations under this Agreement and to consummate the Merger. The board of directors of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.
4.3.No Conflict; Required Filings and Consents.
(a)Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with this Agreement, will (i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of, notice to or filing with any third Person in accordance with any Contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC in accordance with the Exchange Act or the Securities Act, (ii) the registration of the Articles of Merger by the BVI Registrar, (iii) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the NYSE, (v) the approval of Parent, as the sole shareholder of Merger Sub as at the date hereof (or the approval of a Subsidiary of Parent), of the Merger, (vi) such other items required solely by reason of the participation and identity of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications in accordance with Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.4.Litigation. As of the date of this Agreement, (a) there is no Proceeding pending or any Proceeding threatened in writing against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in the case of each of clauses (a) and (b) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.5.Brokers. No investment banker, broker, finder or other intermediary other than J.P. Morgan Chase & Co. is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.
4.6.Sufficient Funds. As of the date of this Agreement and when required pursuant to this Agreement, Parent has and will have the cash necessary to pay the amounts required to be paid by Parent pursuant to this Agreement, and as of the date of this Agreement and as of the Closing, Parent will have, and will cause Merger Sub to have, the cash necessary to consummate the Merger. The obligations of Parent and Merger Sub hereunder are not subject to any condition with respect to Parent’s or Merger Sub’s ability to obtain financing for the Merger.
4.7.Merger Sub. All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding options, warrants, rights or any other agreements in accordance with which any Person other than Parent or a direct or indirect wholly owned Subsidiary of Parent may acquire any security of Merger Sub. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated hereby and as incidental to its organization and existence.
4.8.Proxy Statement. None of the information supplied by Parent or its Subsidiaries about Parent or its Affiliates for inclusion in the Proxy Statement will, on the date the Proxy Statement is filed, mailed, distributed or disseminated, as applicable, to the Company’s shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion in the Proxy Statement.
4.9.Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger or the other transactions contemplated hereby. The vote or consent of Parent or its Subsidiary as the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger.
4.10.No Interested Shareholder. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their Affiliates is, or at any time during the last three years has been, an “interested member” (as defined in Section 1.1 of the M&A).
4.11.Taxes. As of the date hereof, Parent and Merger Sub do not believe that the Company or any Company Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.
4.12.No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Agreement, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries, and the Company is not relying on any representation or warranty other than those expressly set forth in this Agreement. Parent and Merger Sub each agrees that, other than the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in this Agreement. In particular, without limiting the foregoing, none of the Company or any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses (including SpinCo) unless any such information is expressly included in a representation or warranty of the Company to Parent or Merger Sub contained in this Agreement or any ancillary agreement or other document delivered in connection with this

Agreement or the transactions contemplated hereby, or (b) any oral or, except for the representations and warranties made by the Company in SECTION 3 or any ancillary agreement or other document delivered in connection with this Agreement or the transactions contemplated hereby, written information made available to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Company, SpinCo, the SpinCo Assets or the SpinCo Liabilities, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
SECTION 5 - COVENANTS AND OTHER AGREEMENTS
5.1.Conduct of Business by the Company Pending the Merger.
(a)The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as required by Law, (ii) as may be consented to in writing by Parent (including via e-mail from one of the Parent notice individuals listed in Section 9.2) (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as may be required in accordance with this Agreement or the Spin-Off Agreements, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), the Company will, and will cause the Company Subsidiaries to conduct in all material respects the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve its material assets and business organization intact in all material respects and maintain its material existing business relations and goodwill; provided, that the Company and the Company Subsidiaries will be restricted pursuant to this Section 5.1 with respect to the SpinCo Assets or SpinCo Liabilities solely to the extent that an action set forth above or below taken (in the case of negative covenants) or not taken (in the case of affirmative covenants) by the Company or the Company Subsidiaries with respect to the SpinCo Assets or SpinCo Liabilities would reasonably be expected to adversely affect the Company, the RemainCo Subsidiaries or the CGRP Business or Parent, as the owner and operator thereof following the Effective Time, in each case in any material respect, or would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the Spin-Off Agreements (the “Spin-Off Carveout”).
(b)Without limiting the generality of clause (a) above, except (i) as required by Law, (ii) as may be consented to in writing by Parent (including via e-mail from one of the Parent notice individuals listed in Section 9.2) (which consent will not be unreasonably withheld, conditioned or delayed), (iii) as required in accordance with this Agreement or the Spin-Off Agreements, (iv) as set forth in Section 5.1 of the Company Disclosure Letter or (v) in connection with the COVID-19 pandemic, to the extent reasonably necessary (A) to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, (B) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic or (C) as required by any applicable Law, directive or guideline from any Governmental Authority arising out of, or otherwise related to, the COVID-19 pandemic (including any response to COVID-19), and subject to the Spin-Off Carveout, the Company will not, and will cause each Company Subsidiary not to:
(A)amend or otherwise change the M&A (or such similar organizational or governing documents of any Company Subsidiary);
(B)adjust, split, reverse split, combine, subdivide, reclassify, redeem, purchase, repurchase or otherwise acquire, directly or indirectly, or amend, other than the redemption of the Series A Preferred Shares and the Series B Preferred Shares in accordance with the terms of the RPI Purchase Agreements and M&A and as contemplated in Section 5.8(b), the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities, other than in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options, Company RSUs or Company PRSUs pursuant to the terms thereof (as in effect as of the date hereof), or form any new Company Subsidiary;
(C)issue, sell, pledge, modify, transfer, dispose of, encumber or grant, or authorize the same with respect to, directly or indirectly, any of the Company’s or any Company Subsidiary’s securities, including any options, equity or equity-based compensation, restricted stock, restricted stock units, performance stock units, warrants, convertible securities or other rights of any kind to acquire such securities or the value of which is measured by such securities; provided, however, that the Company may issue Common Shares upon the exercise of Company Options or vesting and settlement of Company RSUs outstanding on the Capitalization Date or granted following the Capitalization Date in accordance with this Agreement as required by their respective terms or issuable to participants in the Company ESPP as required by the terms thereof;
(D)declare, set aside, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Company’s or any Company Subsidiary’s securities;
(E)(1) establish, adopt, enter into, amend, modify or terminate any Benefit Plan, or any plan, program, policy, practice, agreement or other arrangement that would be a Benefit Plan if it had been in existence on the date of this Agreement, (2) (I) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment or (II) increase the base salary and/or cash bonus opportunity of any current or former director, officer, employee or individual service provider with an annual salary or wage rate in excess of $250,000, except in each case, as required by Law or required in accordance with a Benefit Plan in effect as of the date of this Agreement, (3) except as required by any Benefit Plan in effect as of the date of this Agreement, accelerate or take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or individual service provider, (4) provide any broad-based written communication to the employees of the Company or any

Company Subsidiary with respect to the compensation, benefits or other treatment they will receive following the Effective Time unless such communication is (I) approved by Parent in advance of such communication (which approval will not be unreasonably withheld, conditioned or delayed) or (II) required by Law, or (5) except as may be required by GAAP, materially change the manner in which contributions to such broad-based Benefit Plans are made or the basis on which such contributions are determined;
(F)hire, engage, promote, or terminate (other than for cause) the employment or engagement of any employee or individual independent contractor with annual base compensation in excess of $250,000, or hire any employee who is primarily employed in connection with the CGRP Business, in each case except as required to fulfill open positions as set forth on Section 5.1(b)(F) of the Company Disclosure Letter;
(G)take any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or require notice to employees, or trigger any other obligations or liabilities, under the WARN Act or any similar state, local or foreign Law;
(H)make any loan or advance to (other than travel and similar advances to its employees in the ordinary course of business and consistent with past practice), or capital contribution to, or investment in, any Person (other than any wholly owned Company Subsidiary) in excess of $150,000 in the aggregate;
(I)forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;
(J)acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any equity interest in any of the foregoing, any real estate or all or any material portion of the assets, business or properties of any Person;
(K)(1) sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, incur any Lien (other than Permitted Liens) (including under any sale-leaseback transaction or an asset securitization transaction) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of the Company or any Company Subsidiary (other than Intellectual Property, which is the subject of Section 5.1(b)(U) except in the ordinary course of business and consistent with past practice, (2) enter into any new line of business or (3) create any new Subsidiary;
(L)(1) pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation (other than Indebtedness incurred by the Company or any wholly owned Company Subsidiary and owed to the Company or any wholly owned Company Subsidiary) or (2) cancel any material Indebtedness (individually or in the aggregate) or settle, waive or amend any claims or rights of substantial value;
(M) (1) incur, create, assume or otherwise become liable or responsible for any Indebtedness, including by the issuance of any debt security, (2) assume, guarantee, endorse or otherwise become liable or responsible for any Indebtedness of any Person, or (3) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;
(N)negotiate, amend, extend, renew, terminate or enter into, or agree to any amendment or modification of, or waive, release or assign any rights in accordance with, any Company Material Contract, any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or any Lease for any Company Leased Real Property, except in the case of any Contract of the type described in Sections 3.14(a)(i) (with the exception of any Contract also listed under Section 3.14(a)(ii) of the Company Disclosure Letter), 3.14(a)(viii) and 3.14(a)(xx), in the ordinary course of business consistent with past practice; provided, however, that the foregoing exception will not apply to any Contract that requires or provides for consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated hereby;
(O)negotiate, amend, modify, extend, enter into or terminate any Labor Agreement;
(P)make any material change to the Company’s or any Company Subsidiary’s methods, policies and procedures of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;
(Q)make or agree to make any capital expenditure exceeding $1,000,000 individually and $5,000,000 the aggregate during any fiscal quarter (except any capital expenditure that is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures will be in accordance with the categories set forth in such budget);
(R)write up, write down or write off the book value of any material assets;
(S)agree to or otherwise commence, release, compromise, assign, settle or resolve, in whole or in part, any threatened or pending Proceeding or insurance claim, other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount not greater than $1,500,000 (net of insurance proceeds) in the aggregate;
(T)fail to use commercially reasonable efforts to maintain in effect material insurance policies covering the Company and each Company Subsidiary and their respective properties, assets and businesses;

(U)(1) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person (including any Affiliate, except pursuant to the Spin-Off Agreements) any rights to any Company Intellectual Property, other than licensing non-exclusive rights in the ordinary course of business consistent with past practice, (2) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents, Design Rights, Copyrights or Trademarks expiring in accordance with their terms)) any Registered Company Intellectual Property which the Company controls prosecution and maintenance thereof, (3) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any material Registered Company Intellectual Property which the Company controls prosecution and maintenance thereof, (4) make any change in Company Intellectual Property material to the conduct of the CGRP Business as conducted or contemplated to be conducted that does or would reasonably be expected to impair such Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect thereto; provided, however, the foregoing shall not be construed to limit the Company’s ordinary course prosecution of patent or trademark applications, (5) disclose to any Person (other than Representatives of Parent and Merger Sub) any confidential or proprietary information that is material to the conduct of the CGRP Business as conducted or contemplated to be conducted or any Trade Secrets within the scope of the CGRP Business except, as permitted in Section 5.2(b) of this Agreement or in the ordinary course of business to a Person that is subject to confidentiality obligations or (6) fail to take or maintain commercially reasonable measures to protect the confidentiality and value of Trade Secrets included in any of the Company Intellectual Property;
(V)except as required by Law or with respect to the matters described in Schedule 5.1(b)(V), (1) make, change or revoke any material Tax election or adopt or change any material method of Tax accounting, (2) file any material amended Tax Return, (3) settle or compromise any audit, assessment or other Proceeding relating to a material amount of Taxes, (4) agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to federal income Taxes or other material Taxes, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of any Law) with respect to any material Tax, (6) surrender any right to claim a material Tax refund, (7) fail to pay any income or other material Tax that becomes due and payable (including any material estimated Tax payments) or (8) take any action or step which could change the tax residence of the Company or any Company Subsidiary for Tax purposes or cause it to be treated as having a branch or permanent establishment in any jurisdiction other than its jurisdiction of incorporation;
(W)merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, winding-up dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
(X)continue or migrate its jurisdiction of registration or incorporation to a jurisdiction other than that as of the date of this Agreement;

(Y)initiate (or commit to initiating) any new clinical trials or activities, including initiation of a new institutional review board process, other than those trials and activities (i) set forth on Section 5.1(b)(Y) of the Company Disclosure Letter, (ii) that would not result in additional expenditures of more than $5,000,000 in the aggregate, or (iii) where such action is required by Law or a Governmental Authority; or
(Z)enter into any agreement, contract, commitment or arrangement to do, or adopt any resolutions approving or authorizing, or announce an intention to do, any of the foregoing.
Notwithstanding the foregoing, nothing contained herein will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and any Company Subsidiary prior to the Effective Time, and the Company will not be required to take any action or prohibited from taking any action required or prohibited by this Agreement if the inclusion of such requirement or prohibition in this Agreement would violate applicable Law (including any Antitrust Law). Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.
5.2.No Solicitation.
(a)The Company will cease and terminate, and will use reasonable best efforts to cause its Representatives to cease and terminate, all solicitations, discussions, and negotiations with any Person with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving a Company Acquisition Proposal as of the date of this Agreement. Except as provided in this Section 5.2, from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company will not and will cause its Representatives not to directly or indirectly (A) initiate, solicit, knowingly encourage or knowingly facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to a Company Acquisition Proposal, (B) enter into any agreement with respect to a Company Acquisition Proposal or (C) engage in negotiations or discussions with, or provide any non-public information or data to, any Person (other than Parent or any of its Affiliates or Representatives) relating to any Company Acquisition Proposal, or grant any waiver or release under any restriction from making a Company Acquisition Proposal, in each case, other than discussions solely to notify such Person of the terms of this Section 5.2 or to clarify the terms and conditions of such proposal or offer. The Company agrees that any violations of the restrictions set forth in this Section 5.2 by any of its Representatives will be deemed to be a breach of this Agreement (including this Section 5.2) by the Company.
(b)Notwithstanding anything to the contrary contained in this Agreement, at any time following the date of this Agreement and prior to the date on which the Company Requisite Vote is obtained, the Company and its Representatives may furnish non-public information concerning the Company’s business, properties or assets to any Person in accordance with a confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and may participate in discussions and negotiations with such Person concerning a Company Acquisition Proposal if, but only if, such Person has, in the absence of any material breach of Section 5.2(a), submitted a bona fide proposal to the Company relating to such Company Acquisition Proposal that the Company Board of Directors determines in good faith, after consultation with its financial advisors, either constitutes or is reasonably expected to lead to a Superior Proposal. From and after the date of this Agreement and prior to the Shareholders Meeting, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent if the Company or any Company Subsidiary or Representative receives (i) any Company Acquisition Proposal or indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business and unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations with respect to any Company Acquisition Proposal. The Company will provide Parent promptly (and in any event within such forty-eight (48)-hour period) with the identity of such Person and a correct and complete copy of such Company Acquisition Proposal, indication, inquiry or request (or, where such Company Acquisition Proposal is not in writing, a description of the material terms and conditions of such Company Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company will keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than forty-eight (48) hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Company Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence, and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal and will in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent, and neither the Company nor any Company Subsidiary is currently party to any agreement that prohibits the Company from providing to Parent the information described in this Section 5.2(b). The Company (A) will not, and will cause each Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any Company Subsidiary is or becomes a party, and (B) will, and will cause each Company Subsidiary to, use reasonable best efforts to enforce any such agreement, in each case, unless the Company Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be likely to be inconsistent with the fiduciary duties of the Company Board of Directors to the Company’s shareholders under applicable Law, in which event the Company may take the actions described in these clauses (A) and (B) solely to the extent necessary to permit a third party to make, a Company Acquisition Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such

Company Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.2. The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 5.2(b) which was not previously provided or made available to Parent. For purposes of this Agreement, a “Superior Proposal” is a written Company Acquisition Proposal that did not result from a material breach of this Section 5.2 and that proposes an acquisition of more than fifty percent (50%) of the equity securities or consolidated total assets of the Company and the Company Subsidiaries on terms (x) which the Company Board of Directors determines in its good faith judgment to be more favorable to the holders of the Shares than the transactions contemplated hereby (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement and the Spin-Off Agreements, and (y) which the Company Board of Directors has determined to be reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and the terms of this Agreement and the Spin-Off Agreements.
(c)Except as set forth herein, neither the Company Board of Directors nor any committee thereof will (i) make any Company Adverse Recommendation Change or (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Company Acquisition Proposal (other than a confidentiality agreement referenced in Section 5.2(b) entered into in the circumstances referenced in Section 5.2(b)). The Company, promptly following a determination by the Company Board of Directors that a Company Acquisition Proposal is a Superior Proposal, will notify Parent of such determination.
(d)Notwithstanding anything in Section 5.2(c) to the contrary, prior to the date on which the Company Requisite Vote is obtained, if (i) the Company receives a Company Acquisition Proposal from a third Person that is not in violation of such third Person’s contractual obligations to the Company, (ii) a material breach by the Company of this Section 5.2 has not contributed to the making of such Company Acquisition Proposal, and (iii) the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Company Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments of this Agreement that are offered in writing by Parent, the Company Board of Directors may, if it determines in good faith, after consultation with outside counsel, that failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to the holders of the Shares in accordance with Law, (A) effect a Company Adverse Recommendation Change or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company will not terminate this Agreement in accordance with clause (B) above, and any purported termination in accordance with clause (B) above will be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee in accordance with Section 8.2 and (2) immediately following such termination enters into a binding definitive Alternative Acquisition Agreement for such Superior Proposal; provided, further, that the Company Board of Directors may not effect a change of its recommendation in accordance with clause (A) above or terminate this Agreement in accordance with clause (B) above unless (I) no material breach of the

Company’s obligations in this Section 5.2 has occurred, (II) the Company has provided prior written notice to Parent, at least four (4) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice will specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a correct and complete copy of the proposed Alternative Acquisition Agreement with respect to such Superior Proposal, (III) prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal and (IV) following any negotiation described in clause (3) above, the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Company Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d) with respect to such new written notice, and the Notice Period will be deemed to have re-commenced on the date of such new notice, except that the references to four (4) business days will be deemed two (2) business days. Any Company Adverse Recommendation Change will not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby.
(e)The Company Board of Directors may make a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board of Directors has concluded in good faith, after consultation with its outside counsel, that failure to make a Company Adverse Recommendation Change on account of the Company Intervening Event would reasonably be likely to be inconsistent with its fiduciary duties; provided, however, that the Company Board of Directors will not make a Company Adverse Recommendation Change unless the Company has (i) provided to Parent at least four (4) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such four (4)-business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Company Adverse Recommendation Change.
(f)The Company will promptly (but in no event later than three (3) business days after the date of this Agreement) request that each Person that has executed a confidentiality agreement in connection with a potential Company Acquisition Proposal that remains in effect return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.
(g)Nothing in this Section 5.2 or elsewhere in this Agreement will prohibit the Company from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, that this Section 5.2(g) will not be deemed to permit the Company Board of Directors to make a Company Adverse Recommendation Change except to the extent permitted by Sections 5.2(d).
5.3.Proxy Statement. The Company will, as soon as practicable following the date of this Agreement and in any event within sixty (60) calendar days after the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company will notify Parent promptly (and in any case no later than twenty-four (24) hours) of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Requisite Vote there will occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Parent and their counsel will be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company will give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel. The Company will (i) establish a record date, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (iii) thereafter commence mailing the Proxy Statement to the Company’s shareholders as promptly as practicable after filing with the SEC, and, in any event, either (a) the third business day after the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (b) within three (3) business days of being informed by the SEC staff that it has no further comments on the document. Subject to the terms and conditions of this Agreement, the Proxy Statement will include the Company Board Recommendation.
5.4.Shareholders Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of seeking the Company Requisite Vote and take all lawful action to solicit approval of this Agreement. The Company will schedule the Shareholders Meeting to be held within thirty-five (35) days of the initial mailing of the Proxy Statement and, if there are not sufficient affirmative votes represented in person or by proxy at such meeting to adopt this Agreement, will adjourn the Shareholders Meeting and reconvene the Shareholders Meeting at the earliest practicable date on which the Company Board of Directors reasonably expects to have sufficient affirmative votes to adopt this Agreement; provided, that, without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), the Company will not adjourn the Shareholders Meeting more than fifteen (15) calendar days past the originally scheduled date. Following receipt of the Company Requisite Vote, the Company will promptly deliver written notice of authorization or consent to the Merger to each shareholder of the Company who gave written objection to the Merger in accordance with Section 179(2) of the BVI Act and each shareholder of the Company from whom written objection was not required in accordance with Section 179(2) of the BVI Act.
5.5.Merger Sub. Parent will take all actions necessary to cause Merger Sub to perform its obligations in accordance with this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
5.6.Rule 16b-3 Matters. Prior to the Effective Time, the Company will take all such actions as may be reasonably necessary or advisable (to the extent permitted under Law and no-action letters issued by the SEC) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law.
5.7.Director Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company and each Company Subsidiary to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company or such Company Subsidiary, as applicable.
5.8.Company Financing Facilities.
(a)The Company will terminate the Sixth Street Financing Agreement at the Closing, and will obtain at the Closing customary payoff letters from the lenders under the Sixth Street Financing Agreement, including, subject to the payment of any applicable payoff amount, the release of all Liens granted in connection with the Sixth Street Financing Agreement. Parent shall irrevocably pay off or cause to be paid off at Closing the applicable payoff amount on behalf of the Company and use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligation under this Section 5.8(a).
(b)Prior to the effective time of the Spin-Off, the Company shall cause each Series A Preferred Share and Series B Preferred Share that is issued and outstanding to be redeemed by the Company effective as of one business day prior to the record date for, and effective time of, the Spin-Off for cash at the Series A Optional Redemption Price and Series B Optional Redemption Price, respectively (collectively, the “Preferred Share Redemption Amount”), pursuant to Section 3.9 of the M&A (the “Preferred Share Redemption”). In furtherance of the foregoing: (i) at least five (5) business days prior to the Closing, the Company shall deliver a notice of redemption (a “Redemption Notice”) to each holder of record of Series A Preferred Shares and Series B Preferred Shares pursuant to Section 3.11 of the M&A with respect to the Preferred Share Redemption, which Redemption Notice shall state that the Company Preferred Shares (including those issued in the Put Closing, as defined in the RPI Series B Preferred Share Purchase Agreement) shall be redeemed (the “Redemption”) effective as of one business day prior to, and conditioned upon the occurrence of, the Spin-Off, (ii) the Company shall complete the Put Closing (as defined in the RPI Series B Preferred Share Purchase Agreement) prior to the time of the Redemption, and (iii) at the Closing, Parent, on behalf of the Surviving Company, shall pay to the holders of Company Preferred Shares, the Preferred Share Redemption Amount in immediately available funds (subject to receipt of wire instructions and other customary information from such holders at least five (5) business days prior to the Closing). The Company shall use its reasonable best efforts to terminate the RPI Purchase Agreements, including making all other payments required in connection therewith, effective immediately prior to the Spin-Off.
5.9.Spin-Off Agreements. Upon the terms and subject to the conditions of the Spin-Off Agreements and subject to compliance with applicable Law and to the satisfaction of the conditions set forth in Section 7.1(a) and 7.1(c), immediately prior to the Closing, the Company will consummate the Spin-Off and the other transactions contemplated by the Spin-Off Agreements, in each case in accordance with the terms of the Spin-Off Agreements. Without limiting the foregoing, the Company will cause each condition set forth in Section 7.1 of the Separation and Distribution Agreement and the conditions in Section 7.1(d) and Section 7.1(e) of this Agreement to be satisfied as promptly as practicable following the date hereof, including by preparing and filing, or confidentially submitting, a registration statement on Form 10 (or Form S-1 if the Company so determines after consultation with Parent) (together with any amendments, supplements, prospectuses or information statements in connection therewith, the “Spin-Off Registration Statement”) to register the common shares of SpinCo as soon as reasonably practicable and in any event within sixty (60) calendar days after the date of this Agreement. The Company will timely provide drafts of the Spin-Off Registration Statement (and any amendments or supplement thereto) to Parent for review and comment (which comments will be considered by the Company in good faith). Following such initial filing or confidential submission of the Spin-Off Registration Statement, the Company will respond to all comments from the staff of the SEC and file all necessary amendments to the Spin-Off Registration Statement as promptly as possible following receipt of such comments. The Company will seek effectiveness of the Spin-Off Registration Statement as promptly as possible following resolution of the SEC Staff’s comments, and thereafter will use reasonable best efforts to maintain the effectiveness of the Spin-Off Registration Statement. Each of the Company and Parent will cooperate reasonably with each other, and will cause their respective Affiliates to so cooperate, to effectuate the Spin-Off. Neither the Company nor any Company Subsidiary will amend, modify or supplement, or agree to amend, modify or supplement, any Spin-Off Agreement without the prior written consent of the Parent.
5.10.Parent Vote. Parent shall vote or cause to be voted any Common Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the adoption of this Agreement at the Shareholders Meeting or any other meeting of shareholders of the Company at which this Agreement shall be submitted for adoption, and at all postponements or adjournments thereof.

SECTION 6 - ADDITIONAL AGREEMENTS
6.1.NYSE; Post-Closing SEC Reports. Prior to the Effective Time, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of NYSE to delist the Common Shares from NYSE and terminate the registration of the Common Shares under the Exchange Act promptly after the Effective Time. Parent will use reasonable best efforts to cause the Surviving Company to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Company is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company in accordance with this Section 6.1 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.
6.2.Access to Information. Subject to applicable Law, including Antitrust Law, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, Parent will be entitled, through its employees and Representatives, to have such access to the assets, properties, business, operations, personnel and Representatives of the Company and each Company Subsidiary as is reasonably necessary in connection with Parent’s investigation of the Company with respect to the transactions contemplated hereby. Any such investigation and examination will be conducted during normal business hours upon reasonable advance notice, at Parent’s expense and under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and will be subject to the Company’s reasonable security measures and insurance requirements, except as may otherwise be required or restricted by Law, so as to limit disruption to or impairment of the Company’s business, and the Company will cooperate fully therein. No investigation by Parent will diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. The Company will furnish the Representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its Representatives to cooperate fully with such representatives of Parent in connection with such investigation. Nothing herein will require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law (so long as the Company has used reasonable best efforts to provide such information in a way that does not contravene applicable Law) or (iii) result in the disclosure of any Trade Secrets of third parties; provided,  that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 6.2, Parent will comply with, and will instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.
6.3.Public Disclosure. The initial press release concerning the Merger will be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement, except as may be required by Law or by any listing agreement with a national stock exchange, without the prior consent of each of the other parties hereto, which consent will not be unreasonably withheld, conditioned or delayed. Without prior consent of the other parties hereto, each party hereto may disseminate information substantially similar to information included in a press release or other document previously approved for public distribution by the other parties hereto. Each party hereto will promptly make available to the other parties hereto copies of any written communications made without prior consultation with the other parties hereto pursuant to the immediately preceding sentence. The restrictions of this Section 6.3 will not apply to communications by Parent, Merger Sub or the Company regarding a Company Acquisition Proposal or a Company Adverse Recommendation Change or following a Company Adverse Recommendation Change.
6.4.Regulatory Filings; Reasonable Efforts.
(a)Each of Parent, Merger Sub and the Company will:
(i)as promptly as practicable and in any event within fifteen (15) business days after the date of this Agreement, unless otherwise agreed by the parties hereto, file Notification and Report Forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice if required by the HSR Act and, unless otherwise agreed by the parties, commence the regulatory process by filing initial pre-notification submissions or briefing papers as required or advisable by or under the Antitrust Laws of any other applicable jurisdiction. Each of Parent and the Company will cause all documents that it is responsible to file with any Governmental Authority in accordance with this Section 6.4 to comply in all material respects with all Laws and rules and regulations of any Governmental Authority;
(ii)promptly supply the other with any information which may be reasonably required in order to effectuate any filings and responses to information requests in accordance with this Section 6.4;
(iii)as promptly as practicable, cooperate in good faith and use their respective reasonable best efforts to take any and all actions necessary to obtain any approvals or clearances required under or in connection with the HSR Act and any other applicable Antitrust Laws, and to enable all waiting periods under the HSR Act and any other applicable Antitrust Laws to terminate or expire (the “Regulatory Approvals”), including: (A) promptly furnishing to the other such information and assistance as may reasonably be requested in order to prepare any notification, application, filing or request in connection with a Regulatory Approval, (B) consulting with, and considering in good faith, any suggestions or comments made by the other parties with respect to the documentation relating to the Regulatory Approvals process, (C) providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required or advisable and (D) cooperating in the preparation and submission of all applications, notices, filings, and submissions to Governmental Authorities;
(iv)promptly inform the other parties of any material communication received by that party in respect of obtaining or concluding the Regulatory Approvals;
(v)use reasonable best efforts to respond promptly to any request or notice from any Governmental Authority requiring the parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals, including any Request for Additional Information and Documentary Material from the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.
(vi)permit the other parties to review in advance any proposed applications, notices, filings and submissions to Governmental Authorities (including responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding the Regulatory Approvals;
(vii)promptly provide the other parties with any filed copies of applications, notices, filings and submissions, (including responses to requests for information and inquiries from any Governmental Authority) that were submitted to a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals;
(viii)whenever possible, not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with Governmental Authorities in respect of obtaining or concluding the Regulatory Approvals unless it consults with the other parties in advance and gives the other parties or their legal counsel the opportunity to attend and participate thereat, unless a Governmental Authority requests otherwise; and
(ix)keep the other parties promptly informed of the status of discussions relating to obtaining or concluding the Regulatory Approvals.
(b)Notwithstanding the foregoing or anything in this Agreement to the contrary, but without limiting the obligations of Parent under this Section 6.4, Parent will, on behalf of the parties, determine and control strategy for dealing with any Governmental Authority in respect of obtaining or concluding the Regulatory Approvals, and, to the extent permissible, the Company will use its reasonable best efforts to act consistently with such strategy; provided, that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of obtaining or concluding the Regulatory Approvals. Notwithstanding the foregoing, neither Parent nor the Company will commit to or agree with any Governmental Authority to not consummate the Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, in each case without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one occasion; provided, that Parent will refile its HSR Act notification within two (2) business days after withdrawal unless otherwise agreed by the parties hereto.
(c)Notwithstanding any other requirement in this Section 6.4, where a party (a “Disclosing Party”) is required under this Section 6.4 to provide information to another party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party, provided that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.
(d)Notwithstanding anything in this Agreement to the contrary, reasonable best efforts will not obligate the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company to: (i) undertake or enter into agreements with any Governmental Authority or agree to the entry of an Order by any Governmental Authority, (ii) commit to sell or dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or business of the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company, (iii) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company, (iv) terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company or (v) effectuate any other change or restructuring of the Parent, the Company, the Surviving Company or any other Subsidiary of Parent or the Company.
(e)Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all Regulatory Approvals, including under the HSR Act. The Parent will be responsible for payment of the applicable fees associated with such Regulatory Approvals.
(f)Parent agrees that, between the date of this Agreement and the satisfaction of the condition set forth in Section 7.1(a), neither Parent nor any of its Subsidiaries shall enter into any Contract with respect to a transaction described in Section 6.4(f) of the Company Disclosure Letter, if such transaction would reasonably be expected to prevent the consummation of the Merger by the Outside Date.
(g)If, prior to the Effective Time, a merger control inquiry is initiated by a Governmental Authority other than a Governmental Authority listed in Section 7.1(a), and that inquiry was (1) initiated at a Governmental Authority’s own initiative, and/or (2) initiated in the

United Kingdom as a result of engagement with that Governmental Authority by the Parent, approval in that jurisdiction, or confirmation that the inquiry has ended, will be deemed a condition to the completion of the Merger under Section 7.1(a).
6.5.Notification of Certain Matters; Litigation. Each party hereto will deliver prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which both (i) is materially adverse to the Company and its subsidiaries, taken as a whole, or is adverse to the rimegepant or zavegepant supply chain, and (ii) would cause any representation or warranty made in this Agreement by such party to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, (b) any condition set forth in Section 7.1, Section 7.2 and Section 7.3 that is unsatisfied at any time between the date of this Agreement and the Effective Time, and (c) any material failure of such party or any of its Representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of such party, the conditions to the obligations of the other parties under this Agreement or the remedies available to a party receiving such notification. Without limiting the foregoing, the Company will promptly after it has notice of any of the following notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby. The Company will promptly notify Parent of any Proceedings instituted or threatened against the Company or any of its directors, officers or Affiliates, by any holders of the Shares of the Company, before any court or Governmental Authority, relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions (“Transaction Litigation”). The Company will consult with Parent with respect to the defense or settlement of any Transaction Litigation, will consider Parent’s views with respect to such Transaction Litigation, and will not settle or materially stipulate with respect to any such Transaction Litigation without Parent’s written consent (not to be unreasonably withheld, conditioned or delayed).
6.6.Indemnification.
(a)Parent agrees that any rights to indemnification or exculpation now existing in favor of the directors or officers of the Company and the directors or officers of each Company Subsidiary (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents or indemnification agreements, in effect as of the date of this Agreement, with respect to matters occurring at or prior to the Effective Time will survive the Merger and will continue in full force and effect for a period of six (6) years after the Effective Time. During such period, Parent will not, nor will it permit the Surviving Company to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time on or prior to the Effective Time were directors or officers of the Company or directors or officers of any Company Subsidiary with respect to actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by Law; provided, however, that if any claim is asserted or made either prior to the Effective Time or within such six (6)-year period, all rights to indemnification with respect to any such claim or claims will continue until disposition of all such claims.
(b)For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Company or any Company Subsidiary and any indemnification or other similar agreements of the Company or any Company Subsidiary set forth on Section 6.6(b) of the Company Disclosure Letter, in each case as in effect on the date of this Agreement, will continue in full force and effect in accordance with their terms, and Parent will cause the Company and each Company Subsidiary to perform their obligations thereunder. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, (i) Parent will cause the Surviving Company (together with its successors and assigns, the “Indemnifying Parties”) to, and the Surviving Company agrees that it will, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party in his or her capacity as an officer or director of the Company or a Company Subsidiary against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Party as an officer or director of the Company or a Company Subsidiary in connection with any pending or threatened Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Party is or was a director or officer of the Company or a Company Subsidiary at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated hereby and (ii) the Indemnifying Parties will, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Parties in connection with matters for which such Indemnified Parties are eligible to be indemnified pursuant to this Section 6.6(b) within fifteen (15) days after receipt by the Surviving Company of a written request for such advance, subject to the execution by such Indemnified Parties of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under this Section 6.6(b).
(c)Subject to the next sentence, the Company may (i) maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time, the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), so long as the annual premium therefor would not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time (such three hundred percent (300%), the “Maximum Premium”), or (ii) on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy, purchase (through a nationally recognized insurance broker) a six (6)-year “tail policy” for the existing policy effective as of the Effective Time, for a premium not in excess of the Maximum Premium, with respect to the Current D&O Insurance and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Company’s existing insurance expires, is terminated or canceled during such six (6)-year period or exceeds the Maximum Premium, the Surviving Company will obtain, and Parent will cause the Surviving Company to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.
(d)In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company, as applicable, will cause proper provision to be made so that the successors and assigns of such Surviving Company assume the obligations set forth in this Section 6.6, unless such result occurs by operation of Law.
(e)The provisions of this Section 6.6 will survive the consummation of the Merger and (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, and his or her heirs, successors, assigns and Representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by Contract or otherwise. Unless required by applicable Law, this Section 6.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Party.
6.7.Employee Benefits.
(a)Until the first anniversary of the Effective Time (or an earlier termination of the relevant employee’s employment), each employee of the Company or any of its Subsidiaries who continues to be employed by the Surviving Company or any of its Subsidiaries following the Effective Time (after giving effect to the Spin-Off and the provisions of the Separation and Distribution Agreement) (a “Continuing Employee”) will be provided (i) an annual base salary or wage rate and annual target cash bonus opportunity that are, in each case, no less favorable than the annual base salary or wage rate and annual target cash bonus opportunity provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding equity compensation, change in control, transaction or retention payments, defined benefit, nonqualified deferred compensation, severance benefits, post-retirement or retiree medical benefits (the “Excluded Benefits”)) that are (A) in effect immediately prior to the date of this Agreement or (B) provided to similarly situated Parent employees based on levels of responsibility and seniority (excluding the Excluded Benefits) and (iii) severance benefits in accordance with the terms set forth on Section 6.7(a) of the Company Disclosure Letter.
(b)As of the Effective Time, all Continuing Employees in the United States (and in any other jurisdiction where permitted by Law) will become subject to Parent’s vaccine mandate, which requires colleagues to be fully vaccinated and to provide proof of full vaccination or to be granted a medical or religious accommodation by Parent.

(c)With respect to each applicable benefit plan of Parent or its Affiliates, each Continuing Employee who participates in any such plan will receive service credit for all periods of employment with the Company or any of its Subsidiaries, as applicable, prior to the Effective Time for purposes of vesting, benefit accrual and eligibility, in each case, in accordance with the terms of such plans, to the same extent and for the same purposes thereunder as such service was recognized under an analogous Benefit Plan in effect on the date of this Agreement; provided, that the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service or (ii) for purposes of (x) any “retirement savings contribution” under any Parent employee plan providing 401(k) plan benefits, (y) any retiree medical plan or defined benefit plan or (z) any benefit plan, program or policy of Parent or the Surviving Company that is a frozen plan or that provides benefits to a grandfathered employee population, either with respect to level of benefits or participation; provided, further, that the Company has made available to Parent such information as is reasonably requested by Parent to satisfy its obligations under this Section 6.7(c). If, on or after the Effective Time, any Continuing Employee becomes covered by any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), Parent will use commercially reasonable efforts to (1) cause any restrictions or limitations with respect to pre-existing condition exclusions and actively-at-work requirements to be waived for such Continuing Employee and his or her eligible dependents (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and (2) permit such Continuing Employee to take into account any eligible expenses incurred by such employee and his or her covered dependents during the plan year in which the employee elects to be covered by the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during the applicable period in which such employee or covered dependent was covered by a corresponding Prior Plan.
(d)In the event that any Continuing Employee who participates in an annual cash bonus plan is terminated by the Surviving Company or any of its Subsidiaries without “cause” (as determined by Parent or its relevant Affiliate in a manner consistent with their analogous plans) prior to the date such annual cash bonuses are paid by the Surviving Company or any of its Subsidiaries in respect of the calendar year in which the Closing occurs, such Continuing Employee shall be provided a cash bonus in respect of such year with performance deemed achieved at no less than target performance and prorated to reflect the portion of the calendar year completed prior to such termination of employment.
(e)The Company shall provide an updated version of the employee census referenced in Section 3.12(e) no later than thirty (30) days following satisfaction of the condition set forth in Section 7.1(a).
(f)The provisions contained in this Section 6.7 are included for the sole benefit of the parties hereto, and nothing in this Section 6.7, whether express or implied, will create any third-party beneficiary or other rights in any other person, including, without limitation, any current or former employee, director, officer, other service provider, any participant in any Benefit

Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment or service, or any term or condition of employment with the Company, any Company Subsidiary, Parent, the Surviving Company or any of their respective Affiliates. Nothing contained herein, whether express or implied, will be treated as the establishment of, amendment to, waiver or other modification of any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement, or will limit the right of the Company, any Company Subsidiary, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, program, policy, agreement, or arrangement in accordance with its terms.
6.8.Takeover Laws. If any “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated hereby, the parties hereto will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.
6.9.Certain Tax Matters.
(a)Tax Cooperation. The parties hereto will (and will cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with Tax matters relating to the Merger and the Spin-Off, including any assistance relating to Parent’s acquisition structure and integration planning. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed among the parties that Parent may make, or cause its Affiliates (including on or after the Effective Time, the Company and the Company Subsidiaries) to make, any Section 338(g) Election with respect to the acquisition of the Company and the Company Subsidiaries pursuant to this Agreement as Parent determines in its sole discretion; provided, that it is further understood and agreed that neither the Company nor any of the Company Subsidiaries makes any representations regarding the availability or effectiveness of such election. The Company, the Company Subsidiaries and SpinCo will not knowingly take any action inconsistent with such election, and shall take reasonable steps in making reasonably available any relevant third-party advisors and employees on a mutually convenient basis to provide explanatory and other information relating to the Merger and the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information relevant to such matters; provided, that such cooperation shall not require any party to disclose any information subject to applicable privileges, including the attorney-client privilege. The Company and Company Subsidiaries shall also make reasonable efforts to assist with Parent planning with a view toward obtaining a step-up in the assets of the Company for U.S. and Irish tax purposes. For the avoidance of doubt, this Section 6.9 will not require the Company to take any actions that are effective prior to the Closing that would (i) have a greater than de minimis effect on the Company and the Company Subsidiaries, its shareholders, or SpinCo, or (ii) would reasonably be expected to prevent or delay the consummation of the Merger. Except to the extent the representation in Section 3.13(k) is breached (as reasonably determined by Parent), prior to and following the Closing, Parent shall not assert (or cause any of its Affiliates to assert) the application of Section 7874 with respect to the Company or any Company Subsidiary.
(b)Tax Treatment. Parent and the Company intend to treat the consideration paid pursuant to the Merger as cash consideration for Shares in a transaction to which Section 1001 of the Code applies unless required otherwise under applicable Law.
6.10.Further Assurances. Other than with respect to antitrust matters which will be governed by Section 6.4, on the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, in accordance with the terms of this Agreement. The Company will use its reasonable best efforts to obtain any consent, approval or waiver, or give any notice, with respect to (i) Company Material Contracts listed on Section 6.10 of the Company Disclosure Letter and (ii) any other Company Contracts where such consent, approval, or waiver of notice, as applicable, is necessary or desirable. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Company and Parent will use all reasonable efforts to take, or cause to be taken, all such necessary actions. Parent will cause Merger Sub to fulfill all Merger Sub’s obligations in accordance with this Agreement.
6.11.Promissory Note. Immediately prior to the Distribution Effective Time, (i) Parent or a Subsidiary of Parent will pay to the Company the amount of the SpinCo Funding and the Company will concurrently issue to Parent a promissory note in form attached hereto as Annex IV evidencing the SpinCo Funding indebtedness and (ii) Company shall contribute the SpinCo Funding to SpinCo as a capital contribution.
SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATION
OF PARTIES TO CONSUMMATE THE MERGER
7.1.Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to effect the Merger will be subject to the satisfaction or written waiver at or prior to Effective Time of the following conditions:
(a)Antitrust Clearance. Any approvals or clearances applicable to or advisable for the consummation of the Merger in accordance with the HSR Act and the other Antitrust Laws set forth on Section 7.1(a) of the Company Disclosure Letter, and any agreements not to close the transaction with any Governmental Authority entered into in accordance with this Agreement, will have expired, been terminated or obtained, as applicable. For the avoidance of doubt, the receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 7.1 and Section 7.2.

(b)Company Requisite Vote. This Agreement and the Separation and Distribution Agreement will have been duly adopted by shareholders of the Company constituting the Company Requisite Vote in accordance with applicable Law and the M&A at the Shareholders Meeting.
(c)Statutes; Court Orders. No statute, rule or regulation will have been enacted, issued, enforced or promulgated and remain in effect by any Governmental Authority which prohibits the consummation of the Merger, and there will be no Order or injunction of a court of competent jurisdiction in effect prohibiting or making illegal the consummation of the Merger.
(d)Spin-Off Registration Statement. The Spin-Off Registration Statement will have become effective under the Exchange Act and will not be the subject of any stop Order or Proceedings seeking a stop Order and no Proceedings for that purpose will have been initiated or overtly threatened by the SEC and not concluded or withdrawn.
(e)The Spin-Off. The Spin-Off will have been completed in accordance with the terms of Spin-Off Agreements and the step plan attached as Schedule H (subject to the Parent’s election right as set forth in Section 1.1 of this Agreement) to the Separation and Distribution Agreement (as such step plan may be amended, supplemented or otherwise modified pursuant to the terms of the Separation and Distribution Agreement).
7.2.Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of the following conditions:
(a)Legal Proceedings. No suit, action or Proceeding by a Governmental Authority is pending in connection with the transactions contemplated by this Agreement (1) seeking to prohibit or impose any material limitations on Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or any material portion of their or the Company’s or any RemainCo Subsidiary’s businesses or assets, taken as a whole, or to compel Parent or Merger Sub or their respective Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, the RemainCo Subsidiaries or Parent or its Subsidiaries, (2) seeking to prohibit or make illegal the making or consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement, (3) seeking to impose material limitations on the ability of Merger Sub or Parent effectively to exercise full rights of ownership of the Shares or (4) seeking to require divestiture by Parent or any of its Subsidiaries or Affiliates of any Shares.
(b)Representations, Warranties and Covenants. Each of (i) the representations and warranties of the Company contained in this Agreement, other than those set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a)(i) and Section 3.27, are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect”, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.1, Section 3.2(b)-(f), Section 3.3, Section 3.4(a)(i) and Section 3.27 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 3.2(a) are true and correct in all respects, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), subject only to de minimis deviations.
(c)Performance of Obligations of the Company. The Company will have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under this Agreement and the Separation and Distribution Agreement at or prior to the Effective Time.
(d)No Company Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Company Material Adverse Effect.
(e)Closing Certificate. The Company will have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 7.2(b), (c) and (d) have been satisfied.
7.3.Additional Conditions to the Obligations of the Company.
(a)Representations, Warranties and Covenants. Each of (i) the representations and warranties of Parent and Merger Sub contained in Section 4.1 and Section 4.2 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in SECTION 4 of this Agreement are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which will have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.
(b)Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)Closing Certificate. Parent will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
7.4.Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in SECTION 7 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated hereby, as required by and subject to Section 6.4.
SECTION 8- TERMINATION, AMENDMENT AND WAIVER
8.1.Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained:
(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company:
(i)if a court of competent jurisdiction or other Governmental Authority will have issued an Order or ruling or taken any other action, and such Order or ruling or other action will have become final and non-appealable, or there will exist any statute, rule or regulation, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, the “Restraints”); provided, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(i) will not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has proximately caused such Restraint or the failure to remove such Restraint;
(ii)if the Closing shall not have occurred on or prior to 5:00 p.m. (New York time) on May 9, 2023 (the “Outside Date”); provided, that such date may be extended by mutual consent in a written instrument duly executed by each of the Company and the Parent; provided, however, that the right to terminate this Agreement in accordance with this Section 8.1(b)(ii) will not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has proximately caused the failure of the Effective Time to occur by such date; or
(iii)if the Company Requisite Vote is not obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) will not be available to any party whose material breach of this Agreement has proximately caused, or resulted in, the failure to obtain the Company Requisite Vote.
(c)by Parent or the Merger Sub:
(i) if there has been a breach by the Company of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that a condition set forth in Section 7.2(c) or Section 7.2(d) would not be then satisfied measured as of the time Parent asserts a right of termination under this Section 8.1(c) (and any such breach has not been cured within twenty (20) days following notice by Parent thereof or such breach is not reasonably capable of being cured); provided, that Parent and Merger Sub will not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3; or
(ii)if at any time prior to the Shareholders Meeting, (A) the Company Board of Directors has effected a Company Adverse Recommendation Change or (B) the Company has materially breached its obligations under Section 5.2.
(d)By the Company:
(i)if, prior to the Effective Time, there has been a breach by Parent or Merger Sub of, or any inaccuracy in, any representation, warranty, covenant or other agreement of Parent or Merger Sub set forth in this Agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would be then satisfied, measured as of the time the Company asserts a right of termination under this Section 8.1(d) (and such breach or inaccuracy has not been cured within twenty (20) days following notice by the Company thereof or such breach or inaccuracy is not reasonably capable of being cured); provided, that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in breach of any representation, warranty, covenant or agreement, which breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3; or
(ii)at any time prior to the receipt of the Company Requisite Vote, in order to accept a Superior Proposal; provided, however, that the Company (i) has not materially breached any of its obligations under Section 5.2 and (ii) has paid the Termination Fee.
8.2.Effect of Termination.
(a)Any termination of this Agreement in accordance with Section 8.1 will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto and, if then due, payment of the Termination Fee. If this Agreement is terminated in accordance with Section 8.1, this Agreement will become null and void and be of no further force or effect and there will be no liability on the part of Parent, Merger Sub or the Company (or any of their respective directors, officers, employees, shareholders, agents or Representatives), except as set forth in the last sentence of Section 6.2, SECTION 8 and SECTION 9, each of which will remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from liability for fraud or intentional or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
(b)If Parent terminates this Agreement in accordance with Section 8.1(c)(ii)(A), the Company will promptly pay Parent a termination fee (the “Termination Fee”) of $450,000,000 in cash, but in no event later than two (2) business days after the date of receipt of Parent’s termination notice. If the Company terminates this Agreement in accordance with Section 8.1(d)(ii), it will, in connection with and as a condition to such termination, pay Parent the Termination Fee. If (i) Parent or the Company, as applicable, terminates this Agreement in accordance with Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(c)(i) as a result of a breach or inaccuracy described in such Section that (except with respect to a breach of Section 5.2) that first occurred following the making of a Company Acquisition Proposal of the type referenced in the following clause (ii), (ii) prior to such time, a Company Acquisition Proposal has been made or publicly announced and not subsequently publicly withdrawn, and (iii) within twelve (12) months after the date on which this Agreement is terminated the Company enters into a definitive agreement with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated (provided that, for purposes of this clause (iii), the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”), then the Company will pay Parent the Termination Fee upon signing a definitive agreement for a transaction relating to a Company Acquisition Proposal (or, if earlier, the consummation of a transaction contemplated by a Company Acquisition Proposal). All amounts due hereunder will be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to the Company. If the Company fails to promptly make any payment required in accordance with this Section 8.2(b), the Company will indemnify Parent for its fees and expenses (including attorneys’ fees and expenses) incurred in connection with pursuing such payment and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 8.2(b).
8.3.Fees and Expenses. Except as set forth in Section 6.4, Section 6.6 and Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses whether or not the Merger is consummated.
8.4.Amendment. Subject to Law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented, by written agreement of the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
8.5.Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party hereto or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a party hereto only if such extension or waiver is set forth in a writing executed by such party.
SECTION 9 - MISCELLANEOUS
9.1.No Survival. None of the representations and warranties contained herein will survive the Effective Time.

9.2.Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:
(a)if to Parent or Merger Sub or, after the Effective Time, to the Surviving Company, to it at:
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attn:    Bryan A. Supran
Andrew Muratore

Email:    [***********]
with a copy (which does not constitute notice under this Agreement) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attn:     Emily Oldshue

Email:     [***********]

Telephone:    [***********]

(b)if to the Company, to it at:
Biohaven Pharmaceutical Holding Company Ltd.
234 Church Street, New Haven, Connecticut 0651
Attn:    Vlad Coric
    Warren Volles
Email:    [***********]
    [***********]
with a copy (which does not constitute notice under this Agreement) to:
Sullivan & Cromwell LLP
125 Broad Street

New York, NY 10004
Attn:    Francis J. Aquila
Scott B. Crofton
Email:    [***********]
[***********]
Telephone:    [***********]
Any party hereto may by notice delivered in accordance with this Section 9.2 to the other parties hereto designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.
9.3.Entire Agreement. This Agreement (including the Company Disclosure Letter, Annexes and Exhibits hereto and the documents and instruments referenced herein) contains the entire agreement among the parties hereto with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties hereto with respect thereto, other than the Confidentiality Agreement, which will survive and remain in full force and effect (other than the “standstill” provisions which will expire concurrently with the execution and delivery of this Agreement).
9.4.Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law. The selection of the laws of the State of Delaware as the governing law of this Agreement and the transactions contemplated hereby is a valid choice of law under the laws of the British Virgin Islands and will be honored by courts in the British Virgin Islands, except that (a) the provisions of the BVI Act applicable to the authorization, effectiveness and effects of the Merger will apply to the Merger, the Plan of Merger and the Articles of Merger and (b) the applicable law of the British Virgin Islands will apply to the statutory and fiduciary duties of the directors of the Company and Merger Sub.
9.5.Binding Effect; No Assignment; No Third-Party Beneficiaries.
(a)This Agreement will not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that (i) Merger Sub may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to (A) Parent, (B) to Parent and one or more direct or indirect wholly owned Subsidiaries of Parent or (C) to one or more direct or indirect wholly owned Subsidiaries of Parent (each, a “Merger Sub Assignee”) and (ii) Parent may assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (each, a “Parent Assignee”). Any Merger Sub Assignee and any Parent Assignee may thereafter assign, in its sole discretion and without the consent of any other party hereto, any or all of its rights, interests and obligations hereunder to one or more additional Merger Sub Assignees or Parent Assignees, respectively; provided, however, that in connection with any assignment to any Merger Sub Assignee or Parent Assignee, Parent and Merger Sub (or the assignor), as applicable will remain liable for the performance by Parent and Merger Sub (and such assignor, if applicable), as applicable, of their obligations hereunder. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
(b)Other than Section 6.6, which will confer third-party beneficiary rights to the parties identified therein, nothing in this Agreement, express or implied, will confer upon any Person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.
9.6.Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.
9.7.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
9.8.Submission to Jurisdiction; Waiver. Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company, Parent and Merger Sub hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.
9.9.Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.8 in any such action or Proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method. The Company hereby irrevocably appoints C T Corporation System, located at 28 Liberty Street, New York, NY 10005, as its authorized agent upon which process may be served in any suit or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and the Company agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven (7) years from the date of this Agreement.
9.10.Rules of Construction. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting, (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law shall mean such Law as from time to time amended, modified or supplemented, and include any rules, regulations and delegated legislation issued thereunder, (j) references to any communication by any Governmental Authority includes a communication by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a business day, the time period for performance thereof will automatically be extended to the next day that is a business day. The term “made available to Parent” as it relates to materials provided to Parent means copies of the subject materials which were made available to Parent or any of its Affiliates or Representatives either (i) in the Data Room or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter or which become available after the date of this Agreement.
9.11.Specific Performance.
(a)The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.
(b)Notwithstanding the parties’ rights to specific performance pursuant to Section 9.11(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.
9.12.No Waiver; Remedies Cumulative. No failure or delay by any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
9.13.Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.13.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
By:    /s/ Vladimir Coric
Name: Vladimir Coric
Title: Chief Executive Officer

PFIZER INC.
By:    /s/ Albert Bourla
Name: Albert Bourla
Title: Chairman and Chief Executive Officer

BULLDOG (BVI) LTD.
By:    /s/ Deborah Baron
Name: Deborah Baron
Title: President and Treasurer

Annex I
DEFINITIONS

“2017 Incentive Plan” means the Company’s 2017 Equity Incentive Plan.
“Affiliate” means, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 5.2(c).
“Anti-Corruption Laws” has the meaning set forth in Section 3.20(a).
“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended, and the antitrust, competition or trade regulation laws of any jurisdiction other than the United States, including any other federal, state, foreign or multinational law, code, rule, regulation or decree designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.
“Articles of Merger” means the articles of merger substantially in the form set out as Annex II to this Agreement, containing such information as is prescribed by Section 171(1) of the BVI Act.
“Benefit Plan” has the meaning set forth in Section 3.11(a).
“Book-Entry Share” has the meaning set forth in Section 2.1(c).
“business day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, New York or New Haven, Connecticut are permitted or required by Law to remain closed.
“BVI Act” has the meaning set forth in the Recitals.
“BVI Registrar” has the meaning set forth in Section 1.2.
“Capitalization Date” has the meaning set forth in Section 3.2(a).
“Certificate” has the meaning set forth in Section 2.1(c).
“CGRP” means any isoforms of the signaling peptide calcitonin gene-related peptide.
“CGRP Business” has the meaning set forth in the Separation and Distribution Agreement.
Annex I - 1

“CGRP Receptor” means the heteromeric transmembrane receptor comprised of (a) a 7 transmembrane calcitonin receptor-like receptor (“CRLR”), (b) a single transmembrane receptor activity modifying protein type 1 (“RAMP 1”), and (c) an intracellular receptor component protein (“RCP”), in which CRLR and RAMP 1 components are required for ligand binding to the CGRP Receptor, and RCP is required for subsequent signal transduction, including any and all isoforms of (a) through (c), and any combination of any of the foregoing.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Code” has the meaning set forth in Section 2.5.
“Common Shares” has the meaning set forth in Section 2.1.
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Proposal” means an inquiry, proposal or offer (whether or not in writing) from any Person (other than Parent or any of its Subsidiaries) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions) any: (i) merger, consolidation, share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, joint venture or similar transaction involving the Company or any Company Subsidiary, pursuant to which any Person or group of related Persons would beneficially own or Control, directly or indirectly, twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company or any Company Subsidiary or any resulting parent company of the Company or any Company Subsidiary, (ii) sale, lease, license or other disposition, directly or indirectly, of assets of the Company (including capital stock or other equity interests of any Company Subsidiary) or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and each Company Subsidiary, taken as a whole, or to which twenty percent (20%) or more of the revenues, earnings or assets of Company and each Company Subsidiary, taken as a whole and on a consolidated basis, are attributable, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company, (iv) tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of related Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more (on a non-diluted basis) of any class of equity or voting securities of the Company or (v) combination of the foregoing.
“Company Adverse Recommendation Change” means, with respect to any action by the Company Board of Directors, (a) withdrawing, amending, changing, modifying for qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (b) failing to make the Company Board Recommendation in the Proxy Statement, (c) approving or recommending or declaring
Annex I - 2

advisable, or otherwise proposing publicly to approve or recommend or declare advisable, any Company Acquisition Proposal, (d) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within ten (10) business days of the request of Parent and failing to publicly reaffirm the Company Board Recommendation within such ten (10)-business day period upon such request, or (e) failing to recommend against a tender or exchange offer related to a Company Acquisition Proposal in any position taken in accordance with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.
“Company Board of Directors” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in the Recitals.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company ESPP” has the meaning set forth in Section 2.4(d).
“Company Financing Facilities” means, collectively, the Sixth Street Financing Agreement and the RPI Purchase Agreements.
“Company Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to or reasonably foreseeable (with respect to substance or timing) by the Company Board of Directors at the time the Company Board of Directors initially resolved to make the Company Board Recommendation, which event, fact, circumstance, development, occurrence or change becomes known to the Company Board of Directors prior to the date on which the Company Requisite Vote is obtained; provided, however, that no Company Acquisition Proposal will constitute a Company Intervening Event.
“Company Leased Real Property” has the meaning set forth in Section 3.16(b).
“Company Material Adverse Effect” means any effect, change, development or occurrence that has had, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, (a) on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and each Company Subsidiary, taken as a whole; provided, however, that any effect, change, development or occurrence resulting from the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in general United States or global economic, regulatory or financial market conditions; (ii) changes in the economic, business and financial environment generally affecting the biotechnology industry; (iii) in and of itself, any change in the Company’s stock price or any failure by the Company to meet any revenue, earnings or other similar internal or analysts’ projections (it being understood that any effect, change, development or occurrence giving rise to or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (iv) any change resulting from acts of war (whether or not declared), civil disobedience, hostilities, cyberattacks, sabotage, an act of
Annex I - 3

terrorism, military actions or any weather or natural disasters, health emergencies, including pandemics (including COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks or other outbreaks of diseases or quarantine restrictions) or epidemics or any Law issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews, limitations on gathering or other restrictions that relate to, or arise out of, an epidemic, pandemic, outbreak of illness (including COVID-19) or other public health event or any change in such Law or interpretation thereof or any worsening of such conditions threatened or existing, or any regional, national or international calamity or crisis, whether or not caused by any Person, or other similar force majeure events, including any worsening of such conditions existing as of the date of this Agreement; (v) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in laws or GAAP; (vi) any event, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates; (vii) the negotiation, execution, public announcement or pendency of the Merger or the other transactions contemplated hereby (it being understood and agreed that this clause (vii) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the Spin-Off Agreements or the consummation of the transactions contemplated hereby or thereby or the performance of obligations of the Company hereunder or thereunder); (viii) any event, occurrence, circumstance, change or effect resulting or arising from the identity of Parent or Merger Sub as the acquiror of the Company; (ix) any steps required to be taken pursuant to this Agreement or any of the Spin-Off Agreements; and (x) changes to the extent that they (A) relate to the SpinCo Assets or SpinCo Liabilities and (B) would not reasonably be expected to adversely affect the Company, the RemainCo Subsidiaries, the CGRP Business, Parent or any of Parent’s Affiliates; provided, further, that if the effects, changes, developments, events or occurrences set forth in clauses (i), (ii), (iv), (v) and (vi) above, have a disproportionate impact on the Company and each Company Subsidiary, taken as a whole, relative to the other participants in the biotechnology industry, such effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent of such disproportionate impact or (b) on the ability of the Company to perform its obligations in accordance with this Agreement or the Spin-Off Agreements or to prevent the consummation of any of the Merger and the other transactions contemplated hereby or thereby.
“Company Material Contract” has the meaning set forth in Section 3.14(a).
“Company Option” has the meaning set forth in Section 2.4(a).
“Company Option Grant Date” has the meaning set forth in Section 3.2(b).
“Company Permits” has the meaning set forth in Section 3.10(a).
“Company Preferred Shares” has the meaning set forth in Section 3.2(a).
Annex I - 4

“Company Product” means each product researched, developed, designed, manufactured, or marketed, or that has been sold or offered for sale, marketed, distributed, developed, designed, or manufactured by or on behalf of the Company or a Company Subsidiary.
“Company PRSU” means a Company RSU that is subject to performance-based vesting conditions.
“Company Requisite Vote” has the meaning set forth in Section 3.3(a).
“Company RSU” means a restricted stock unit granted by the Company under a Company Share Plan.
“Company SEC Documents” has the meaning set forth in Section 3.5(a).
“Company Share Plan Awards” means, collectively, the Company Options, the Company RSUs, and the Company PRSUs.
“Company Share Plans” has the meaning set forth in Section 2.4(a).
“Company Subsidiary” means any Subsidiary of the Company.
“Company Systems” has the meaning set forth in Section 3.15(r).
“Confidentiality Agreement” means the Confidential Disclosure Agreement entered into as of February 3, 2021 between the Company and Parent, as amended by the First Amendment to Confidentiality Agreement made as of April 20, 2022, as it may be further amended from time to time.
“Consent” has the meaning set forth in Section 3.4(b).
“Continuing Employee” has the meaning set forth in Section 6.7(a).
“Contract” means any contract, agreement, subcontract, arrangement, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, binding undertaking, commitment or other agreement or other instrument, in each case, whether written or oral.
“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. A general partner or managing member of a Person will always be considered to Control such Person. The terms “Controlling” and “Controlled” and similar words have correlative meanings.
“Copyrights” means works of authorship (whether or not copyrightable, including all software, whether in source code or object code format) and all copyrights (whether or not
Annex I - 5

registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.
“COVID-19” means the novel coronavirus (SARS-CoV-2) or related variant thereof.
“Current D&O Insurance” has the meaning set forth in Section 6.6(c).
“Database Rights” means any statutory rights in databases and data collections.
“Data Room” means the virtual data room hosted by ShareVault and maintained by the Company.
“Delisting Period” has the meaning set forth in Section 6.1.
“Design Rights” means rights (registered or unregistered and applications for same) in any design.
“Disclosing Party” has the meaning set forth in Section 6.4(c).
“Dissenter Consideration” has the meaning set forth in Section 2.3(a).
“Dissenting Shares” has the meaning set forth in Section 2.3(a).
“Distribution Effective Time” has the meaning set forth in the Separation and Distribution Agreement.
“EAR” has the meaning set forth in Section 3.22(c).
“EDGAR” has the meaning set forth in SECTION 3.
“Effective Time” has the meaning set forth in Section 1.2.
“Environmental Laws” means all Laws relating to pollution or the protection or preservation of human health or safety or the environment (including occupational), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, registration, labeling, or other handling of Hazardous Materials or products containing Hazardous Materials.
“ERISA” has the meaning set forth in Section 3.11(a).
“Exchange Act” has the meaning set forth in Section 3.4(b).
“Exchange Fund” has the meaning set forth in Section 2.2(a).
“Excluded Benefits” has the meaning set forth in Section 6.7(a).
Annex I - 6

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“FDA” has the meaning set forth in Section 3.22(a).
“Fee Schedule” has the meaning set forth in Section 3.15(c).
“GAAP” has the meaning set forth in Section 3.5(a).
“Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control; U.S. Customs Regulations; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other relevant economic sanctions, export and import control laws, and other laws, regulations, legislation, Orders and requirements imposed by a relevant governmental entity.
“Good Clinical Practices” has the meaning set forth in Section 3.22(d).
“Good Laboratory Practices” has the meaning set forth in Section 3.22(d).
“Good Manufacturing Practices” has the meaning set forth in Section 3.22(e).
“Government Official” means (i) any elected or appointed government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or Controlled by a government (e.g., a healthcare professional employed by a government-owned or -Controlled hospital, or a person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; or (vi) any person otherwise categorized as a government official under Law.
“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.
“Hazardous Materials” means any material (including biological material), substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of
Annex I - 7

concern or words of similar effect under any Environmental Law, including petroleum, oil, PFAS or PFOS or (b) for which standards of care have been established under any Environmental Law.
“Healthcare Laws” means, to the extent related to the conduct of the Company’s or any Company Subsidiary’s business, as applicable, as of the date of this Agreement, means (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§ 669, 1035, 1347 and 1518; 42 U.S.C. § 1320d et seq.) and the regulations promulgated thereunder; (c) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (e) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (f) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (g) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq.; and all regulations, agency guidance or similar legal requirements promulgated thereunder, and (h) any and all other healthcare Laws and regulations from any domestic or international jurisdiction applicable to the Company or any Company Subsidiary or affecting their respective businesses.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“ICH” has the meaning set forth in Section 3.22(d).
“IND” has the meaning set forth in Section 3.22(b).
“Indebtedness” means without duplication and including all prepayment penalties, breakage costs and all other related, similar fees, (a) any indebtedness or other obligation for borrowed money (including the issuance of any debt security), whether current, short-term or long-term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon (other than letters of credit used as security for leases), (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of
Annex I - 8

business), and (g) guarantees with respect to clauses (a) through (f) above, including guarantees of another Person’s Indebtedness or any obligation of another Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).
“Indemnified Parties” has the meaning set forth in Section 6.6(a).
“Indemnified Party” has the meaning set forth in Section 6.6(a).
“Indemnifying Parties” has the meaning set forth in Section 6.6(b).
“Institutional Review Board” has the meaning set forth in Section 3.22(d).
“Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including (a) all Patents, Trademarks, Copyrights, Trade Secrets, and Software, (b) internet domain names and social media designations, (c) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world, (d) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any of the foregoing, (e) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, and (f) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorney’s fees.
“Intellectual Property Agreement” means any license-in, license-out, consent to use, covenant not to sue, non-assertion, coexistence, settlement or similar Contract pursuant to which the Company or any Company Subsidiary grants or receives a license or other right to or from a third party under Company Intellectual Property (including Software) used by the Company or any Company Subsidiary that is material to the CGRP Business as presently conducted and as contemplated to be conducted, other than (a) non-customized Software subject to customary “shrink-wrap”- or “click-through”-type Contracts, and (b) agreements with employees or independent contractors on the Company’s standard form of agreement.
“ITAR” has the meaning set forth in Section 3.22(c).
“IT Systems” means hardware, servers, databases, Software, networks, telecommunications systems, websites, computer equipment, interfaces, platforms, systems, other information technology and related infrastructure.
Annex I - 9

“Knowledge of the Company” means with respect to any matter in question the actual knowledge, after reasonable inquiry, of the individuals set forth on Annex II of the Company Disclosure Letter.
“Labor Agreement” has the meaning set forth in Section 3.12(a).
“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, Order, writ, judgment, decree, license, permit or any other enforceable requirement of any Governmental Authority.
“Lease” has the meaning set forth in Section 3.16(b).
“Lien” means any lien, restrictive covenant, charge, security interest, claim, mortgage, pledge, encumbrance, right of first refusal, preemptive right or similar restriction of any nature.
“M&A” means the amended and restated memorandum and articles of association of the Company in force on the date of this Agreement.
“Maximum Premium” has the meaning set forth in Section 6.6(c).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.1(c).
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Assignee” has the meaning set forth in Section 9.5(a).
“Merger Sub Common Shares” has the meaning set forth in Section 2.1.
“NDA” has the meaning set forth in Section 3.22(b).
“Non-U.S. Benefit Plan” means a Benefit Plan that is maintained primarily for the benefit of current or former employees or other individual service providers outside of the United States.
“Notice Period” has the meaning set forth in Section 5.2(d).
“NYSE” means New York Stock Exchange LLC.
“Order” means any decree, order, settlement, consent, stipulation, judgment, injunction, writ, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
Annex I - 10

“Owned Company Intellectual Property” has the meaning set forth in Section 3.15(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Assignee” has the meaning set forth in Section 9.5(a).
“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.
“Parent Organizational Documents” means the certificate of incorporation and memorandum and articles of association and/or bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.
“Patents” means patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications.
“Paying Agent” has the meaning set forth in Section 2.2(a).
“Pension Plans” has the meaning set forth in Section 3.11(a).
“Permitted Court” has the meaning set forth in Section 3.33.
“Permitted Lien” means (a) Liens for Taxes (i) that are not yet due and payable or (ii) the amount and/or validity of which are being contested in good faith and by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) mechanics’, materialmen’s or other similar Liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice and which are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) Liens arising under equipment leases with third Persons entered into in the ordinary course of business consistent with past practice, (d) any other Liens if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company or any Company Subsidiary to which they relate in the conduct of the business of the Company and each Company Subsidiary, taken as a whole, as currently conducted (or in the case of Liens with respect to Parent and its Subsidiaries, do not, individually or in the aggregate, materially impair the continued use and operation of the assets of Parent and its Subsidiaries to which they relate in the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted), (e) with respect to real property, zoning regulations, building codes and other land use regulations or similar laws imposed by any Governmental Authority (excluding Liens imposed by Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by the Company’s or any Company Subsidiary’s current use of such real property (or in the case of Liens with respect to Parent or any of its Subsidiaries, to the extent not violated by Parent’s or any of its Subsidiaries’ current use of such real property), and (f) non-
Annex I - 11

exclusive licenses of Intellectual Property rights granted by the Company or a Company Subsidiary to their customers in the ordinary course of business consistent with past practice.
“Person” means any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Information” means any information or data in any media that, alone or in combination with other information, (i) can be used to identify a natural person or (ii) constitutes “personal information,” “personal data,” “protected health information” or any other equivalent term as defined under applicable Law.
“Plan of Merger” means the plan of merger substantially in the form set out as Annex III to this Agreement, containing such information as is prescribed by Section 170(2) of the BVI Act.
“Post-Closing SEC Reports” has the meaning set forth in Section 6.1.
“Preferred Share Redemption” has the meaning set forth in Section 5.8(b).
“Preferred Share Redemption Amount” has the meaning set forth in Section 5.8(b).
“Prior Plan” has the meaning set forth in Section 6.7(c).
“Prior Share Plans” means the Company’s 2014 Equity Incentive Plan.
“Privacy Obligations” has the meaning set forth in Section 3.24(a).
“Proceeding” means any legal, civil, criminal, administrative, regulatory, arbitral, mediatory, enforcement, civil penalty, alternative dispute resolution, examination, debarment, seizure or other proceeding, litigation, suit, action, charge, complaint, subpoena, prosecution, claim, audit, assessment, inquiry or investigation.
“Process” or “Processing” means any operation or set of operations that is performed upon data or information in the possession, custody or Control of the Company, the Company Subsidiaries, or any of their respective vendors that Process Personal Information on their behalf and in their service to the Company or the Company Subsidiaries, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, making available, alignment, combination, blocking, storage, retention, deleting, erasure, or destruction.
“Proxy Statement” has the meaning set forth in Section 3.30.
“Receiving Party” has the meaning set forth in Section 6.4(c).
“Redemption Notice” has the meaning set forth in Section 5.8(b).
Annex I - 12

“Registered Company Intellectual Property” has the meaning set forth in Section 3.15(b).
“Regulatory Approvals” has the meaning set forth in Section 6.4(a)(iii).
“RemainCo Assets” has the meaning set forth in the Separation and Distribution Agreement.
“RemainCo Benefit Plan” has the meaning set forth in Section 3.11(a).
“RemainCo Employee” has the meaning set forth in the Separation and Distribution Agreement.
“RemainCo Subsidiaries” means the Subsidiaries of the Company after giving effect to the Spin-Off.
“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.
“Restraints” has the meaning set forth in Section 8.1(b)(i).
“Restricted Markets” currently include the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Russia, Cuba, Iran, Venezuela, North Korea and Syria.
“Restricted Names and Marks” has the meaning set forth in the Separation and Distribution Agreement.
“Restricted Parties” include, but are not limited to, those on the following lists: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List, as administered by the U.S. Department of the Treasury Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities, as published by the U.S. Health and Human Services – Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of persons and entities suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the governmental entities of the jurisdictions of business, import, and export.
“RPI Purchase Agreements” means, collectively, the RPI Series A Preferred Share Purchase Agreement and the RPI Series B Preferred Share Purchase Agreement.
Annex I - 13

“RPI Series A Preferred Share Purchase Agreement” means the Series A Preferred Share Purchase Agreement dated March 18, 2019, by and between the Company and RPI Finance Trust.
“RPI Series B Preferred Share Purchase Agreement” means the Series B Preferred Share Purchase Agreement dated August 7, 2020, by and between the Company and RPI 2019 Intermediate Finance Trust.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the UN Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or such similar Governmental Authority of any European Union Member State, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person fifty percent (50%) or more owned or otherwise controlled by any such Person or Persons described in clauses (a) and (b) above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).
“SEC” has the meaning set forth in SECTION 3.
“Section 338(g) Election” means any election under Section 338(g) of the Code or any similar provision under state, local or non-U.S. Law.
“Securities Act” has the meaning set forth in Section 3.5(a).
“Security Breach” means any unauthorized and/or unlawful access to or acquisition, disclosure, destruction, loss, compromise, Processing, misuse, alteration or corruption of Personal Information.
“Separation and Distribution Agreement” means the Separation and Distribution Agreement entered into between SpinCo and the Company on or about the date hereof.
“Series A Preferred Shares” has the meaning set forth in Section 3.2(a).
“Series B Preferred Shares” has the meaning set forth in Section 3.2(a).
“Shareholders Meeting” has the meaning set forth in Section 5.4.
“Shares” means, collectively, the Common Shares and the Company Preferred Shares.
Annex I - 14

“Sixth Street Financing Agreement” means the financing agreement dated August 7, 2020 among the Company and Biohaven Pharmaceuticals, Inc., as borrowers, Sixth Street Specialty Lending, Inc., as administrative agent, certain subsidiaries of the Company as guarantors, and various lenders named therein, as amended by Amendment No. 1 dated as of March 1, 2021, as further amended by Amendment No. 2 dated as of September 30, 2021, as further amended by Amendment No. 3 and Limited Consent dated as of November 9, 2021, as further amended by Amendment No. 4 dated as of December 28, 2021.
“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) technical databases and compilations, including all technical data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and technical data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.
“Solvent” has the meaning set forth in Section 3.31.
“Specified Letter” means a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to %20deal%20with%20the%20surge%20in%20merger%20filings/sample_preconsummation_ warning_letter.pdf.
“Spin-Off” has the meaning set forth in the Recitals.
“Spin-Off Agreements” means the Separation and Distribution Agreement and the Transition Services Agreement.
“SpinCo” means Biohaven Research Ltd.
“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.
“Spin-Off Carveout” has the meaning set forth in Section 5.1(a).
“SpinCo Funding” has the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
Annex I - 15

“Spin-Off Registration Statement” has the meaning set forth in Section 5.9.
“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.
“Successor Plan” has the meaning set forth in Section 6.7(c).
“Superior Proposal” has the meaning set forth in Section 5.2(b).
“Surviving Company” has the meaning set forth in Section 1.1.
“Superior Proposal” has the meaning set forth in Section 5.2(b).
“Tax” or “Taxes” means all taxes, governmental fees, levies, duties, tariffs, imposts, and other similar charges and assessments, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), medical device excise, hospital, health, insurance, environmental (including taxes under former Section 59A of the Code), windfall profit tax, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, including any interest, penalty, or addition thereto.
“Tax Returns” means any return, report, information statement, election, notice, designation, declaration, claim for refund, form or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with respect to Taxes (whether in tangible, electronic or other form).
“TCA” has the meaning set forth in Section 3.13(q).
“Termination Fee” has the meaning set forth in Section 8.2(b).
“Trade Secrets” means trade secrets and any other confidential information, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists, supplier lists and any “trade secret” as defined under applicable Law.
“Trademarks” means trademarks, service marks, corporate names, business names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.
Annex I - 16

“Transaction Litigation” has the meaning set forth in Section 6.5.
“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached as Exhibit A to the Separation and Distribution Agreement to be entered into between the Company and SpinCo.
“Unclassified Preferred Shares” has the meaning set forth in Section 3.2(a).
“Union” has the meaning set forth in Section 3.12(a).
“WARN Act” has the meaning set forth in Section 3.12(b).

Annex I - 17

Annex II
ARTICLES OF MERGER

[Attached.]
* * *

Annex III
PLAN OF MERGER

[Attached.]
* * *

Annex IV
PROMISSORY NOTE

[Attached.]
* * *